As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203800

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 5, 2015)

ATLAS RESOURCE PARTNERS, L.P.

8.625% CLASS D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

(Liquidation Preference $25.00 per Unit)

10.75% CLASS E CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

(Liquidation Preference $25.00 per Unit)

Having an Aggregate Offering Price of Up to

$100,000,000

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of (i) our 8.625% Class D Cumulative Redeemable Perpetual Preferred Units, or the Class D Units, with a liquidation preference of $25.00 per Class D Unit, and (ii) our 10.75% Class E Cumulative Redeemable Perpetual Preferred Units, or the Class E Units, with a liquidation preference of $25.00 per Class E Unit, having an aggregate offering price of up to $100,000,000. The Class D Units and Class E Units are collectively referred to as the Preferred Units. The Preferred Units to which this prospectus supplement and the accompanying prospectus relate will be offered over a period of time and from time to time to or through MLV & Co. LLC and FBR Capital Markets & Co., or the Sales Agents, in accordance with the terms of a distribution agreement we have entered into with the Sales Agents and that we have filed with the Securities and Exchange Commission, or the SEC, on a current report on Form 8-K. Sales of our Preferred Units, if any, may be made in negotiated transactions or transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made to or through a market maker other than on an exchange or through an electronic communications network and sales made directly on the New York Stock Exchange, or the NYSE.

Our Class D Units trade on the NYSE under the symbol “ARPPrD.” On November 12, 2015, the last reported sale price of our Class D Units on the NYSE was $10.88 per unit.

Our Class E Units trade on the NYSE under the symbol “ARPPrE.” On November 12, 2015, the last reported sale price of our Class E Units on the NYSE was $15.01 per unit.

Under the distribution agreement, we may sell our Preferred Units to the Sales Agents as principals for their respective accounts at a price per unit equal to 97.0% of the volume weighted average price per Class D Unit or Class E Unit, as applicable, on the date of purchase. Upon any sale of our Preferred Units to a Sales Agent as principal, we will enter into a separate terms agreement with such Sales Agent.

The Preferred Units may also be offered by the Sales Agents as or agents at negotiated prices or prevailing market prices at the time of sale. We will pay each Sales Agent a commission which shall not be more than 3.0% of the gross sales price of all Preferred Units sold through it as our agent under the distribution agreement.

The proceeds of any sales of Preferred Units to the Sales Agents as principals or by the Sales Agents in an agency capacity, after deducting any commissions payable to the Sales Agents, any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with such sales, will be used as described under “Use of Proceeds” in this prospectus supplement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Limited partnerships are inherently different from corporations. You should carefully consider the risks relating to investing in our Preferred Units and each of the risk factors described under “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2015

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

To the extent any inconsistency or conflict exists between (i) the information included in or incorporated by reference into this prospectus supplement, and (ii) the information included in or incorporated by reference into the accompanying prospectus, the information included in or incorporated by reference into this prospectus supplement updates and supersedes the information included in or incorporated by reference into the accompanying prospectus. In addition, any statement in a filing that we make with the SEC that adds to, updates or changes information contained in an earlier filing that we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain sections of this prospectus supplement and the accompanying prospectus contain statements reflecting our views about our future performance and constitute “forward-looking statements.” We and our representatives may, from time to time, make written or oral forward-looking statements, including statements contained in our filings with the SEC and in our reports to security holders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of us or any subsidiary, events or developments that we expect or anticipates would occur in the future are forward-looking statements.

The risk factors discussed in this prospectus supplement and the accompanying prospectus and those discussed and identified in our Annual Report on Form 10-K for the year ended December 31, 2014, our subsequent Quarterly Reports on Form 10-Q and our other public filings with the SEC, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. We caution you not to place undue reliance on any forward-looking statement, which speak only as of the date such forward-looking statement is made. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirely by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of unanticipated events. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-ii

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement. It does not contain all of the information that you should consider before investing in our Preferred Units. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and the other documents to which we refer herein and therein for a more complete understanding of this offering.

Please read “Risk Factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our subsequent filings with the SEC, each of which is incorporated by reference herein, for information regarding risks you should consider before investing in our Preferred Units.

For purposes of this prospectus supplement, unless the context clearly indicates otherwise, references to the “Partnership,”“we,”“us,”“our” and similar terms refer to Atlas Resource Partners, L.P. and its subsidiaries. References to “Atlas Energy Group” or our “general partner” mean Atlas Energy Group, LLC (NYSE: ATLS).

The Partnership

We are a publicly-traded master limited partnership (NYSE: ARP) and an independent developer and producer of natural gas, crude oil and natural gas liquids, with operations in basins across the United States. We are a leading sponsor and manager of tax-advantaged investment partnerships, or Drilling Partnerships, in which we co-invest, to finance a portion of our natural gas, crude oil and natural gas liquids production activities.

We believe we have established a strong track record of growing our reserves, production and cash flows through a balanced mix of natural gas, oil and natural gas liquids exploitation and development, sponsorship of our Drilling Partnerships, and the acquisition of oil and natural gas properties. Our primary business objective is to generate growing yet stable cash flows through the development and acquisition of mature, long-lived natural gas, oil and natural gas liquids properties. As of December 31, 2014, our estimated proved reserves were 1,429 billion cubic feet equivalent, or bcfe, including reserves net to our equity interest in our Drilling Partnerships. Of our estimated proved reserves, approximately 77% were proved developed and approximately 71% were natural gas.

Partnership Information

We were formed in October 2011 to own and operate substantially all of the exploration and production assets of Atlas Energy, L.P., or ATLS, which were transferred to us on March 5, 2012. At December 31, 2014, ATLS owned 100% of our general partner Class A Units, all of our incentive distribution rights and an approximate 27.7% limited partner interest (20,962,485 common units and 3,749,986 convertible class C preferred units, or Class C Preferred Units) in us. On February 27, 2015, ATLS was acquired by Targa Resources Corp. (NYSE: TRGP) through a merger of a wholly-owned subsidiary of Targa Resources Corp. with and into ATLS, referred to herein as the ATLS Merger, and in connection therewith ATLS (a) transferred certain of its assets, including its limited partnership interests in us, to Atlas Energy Group (NYSE: ATLS), our general partner, and its affiliates, and (b) distributed to the ATLS unitholders common units of Atlas Energy Group representing a 100% interest in Atlas Energy Group, referred to herein as the Spin-Off.

Following consummation of the ATLS Merger and Spin-Off, Atlas Energy Group owned 100% of our general partner Class A Units, through which it manages and effectively controls us, and, through its wholly-owned subsidiary, New Atlas Holdings, LLC, which owns an approximate 23.6% limited partner interest (20,962,485 common and 3,749,986 Class C Preferred Units) in us.

Our principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275, and our telephone number is (877) 280-2857. Our website is www.atlasresourcepartners.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Additional Information

For additional information, please see “Where You Can Find More Information” in this prospectus supplement.

THE OFFERING

Issuer	Atlas Resource Partners, L.P.

Units offered	Class D Units and Class E Units with an aggregate offering price of up to $100,000,000. For a description of the Class D Units, please read “Description of Class D Preferred Units.” For a description of the Class E Units, please read “Description of Class E Preferred Units.”

Manner of offering	“At-the-market” offering that may be made from time to time to or through the Sales Agents. See “Plan of Distribution” on page S-25.

NYSE symbols	Our Class D Units and Class E Units are listed under the symbols ARPPrD and ARPPrE, respectively.

Use of proceeds	We intend to use the net proceeds from this offering, after deducting the Sales Agents’ commission, if any, and our offering expenses, for general partnership purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital. Amounts repaid under our revolving credit facility may be reborrowed to fund our ongoing capital program, potential future acquisitions or for general partnership purposes. Please read “Use of Proceeds.”

Risk factors	You should read “Risk Factors” on page S-4 of this prospectus supplement and in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our Preferred Units.

Tax considerations	The U.S. federal income tax consequences of owning and disposing of our Preferred Units are summarized under the heading “Additional Tax Considerations” in this prospectus supplement and under the heading “Tax Considerations” in the accompanying prospectus.

RISK FACTORS

Investing in our Preferred Units involves risk. Before you decide whether to purchase any of our Preferred Units, in addition to the other information, documents or reports included or incorporated by reference in this prospectus supplement and the accompanying prospectus or other offering materials, you should carefully consider the risk factors described below and the risk factors in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 as well as our subsequent filings with the SEC incorporated by reference herein, for information regarding risks you should consider before investing in us. For more information, see the section of this prospectus supplement entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

The price of our Preferred Units may be adversely affected by the future issuance and sale of additional Preferred Units, including issuances and sales pursuant to the distribution agreement, or by our announcement that such issuances and sales may occur.

We cannot predict the size of future issuances or sales of our Preferred Units, including those made pursuant to the distribution agreement with the Sales Agents, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our Preferred Units. In addition, the Sales Agents will not engage in any transactions that stabilize the price of our Preferred Units. The issuance and sale of substantial amounts of Preferred Units, including issuances and sales pursuant to the distribution agreement, or an announcement that such issuances and sales may occur, could adversely affect the market price of our Preferred Units.

The Preferred Units represent perpetual equity interests in us.

The Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Preferred Units may be required to bear the financial risks of an investment in the Preferred Units for an indefinite period of time. In addition, the Preferred Units rank junior to all our current and future indebtedness (including indebtedness outstanding under our revolving credit facility, our second lien term loan facility and our 7.75% senior notes due 2021 and our 9.25% senior notes due 2021, which we refer to collectively as the Senior Notes), and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The Preferred Units have not been rated.

We have not sought to obtain a rating for the Preferred Units and the Preferred Units may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Preferred Units or that we may elect to obtain a rating of the Preferred Units in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Preferred Units in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Preferred Units. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Units. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Preferred Units may not reflect all risks related to us and our business, or the structure or market value of the Preferred Units.

The Preferred Units are subordinated to our existing and future debt obligations and do not limit our ability to incur future indebtedness that will rank senior to our Preferred Units.

The Preferred Units are subordinated to all of our existing and future indebtedness (including indebtedness outstanding under our revolving credit facility, our second lien term loan facility and our Senior Notes). As of

September 30, 2015, we had total outstanding indebtedness of approximately $1.5 billion, and we had the ability to borrow an additional $182.7 million under our revolving credit facility, subject to certain limitations. The payment of principal and interest on our debt reduces cash available for distributions on our units, including the Preferred Units. We and our subsidiaries have incurred and may incur substantial amounts of debt and other obligations that will rank senior to our Preferred Units, and the terms of our Preferred Units do not limit the amount of such debt or other obligations that we may incur, except that we are not able to authorize, create or issue equity securities senior to the Preferred Units without the approval of holders of at least two-thirds of the then outstanding Class D Units and Class E Units, each voting as a separate class and voting together with the holders of any class or series of limited partnership interests or other equity securities that is not expressly made senior or subordinated to the Preferred Units as to the payment of distributions, which we refer to as Parity Securities, upon which like voting rights have been conferred and are exercisable.

None of the provisions relating to the Preferred Units relate to or limit our indebtedness or, except for provisions relating to a Change of Control, necessarily afford the holders of the Preferred Units protection in the event of a transaction such as a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Preferred Units and the trading price of the Preferred Units. Moreover, the conversion rights and voting rights of holders of our Preferred Units are limited and will not apply in the case of every transaction that may adversely affect the holders of the Preferred Units or the trading price of the Preferred Units.

As a holder of Preferred Units, you have extremely limited voting rights.

Holders of the Preferred Units have no voting rights with respect to matters that generally require the approval of voting unitholders. Voting rights for holders of Preferred Units exist primarily with respect to voting on amendments to our certificate of formation and partnership agreement that materially and adversely affect the rights of the holders of Preferred Units or authorizing, increasing or creating additional classes or series of our units that are senior to the Preferred Units. Certain other limited protective voting rights are described in this prospectus supplement under “Description of Class D Preferred Units—Voting Rights” and “Description of Class E Preferred Units—Voting Rights.”

Our ability to issue Parity Securities in the future could adversely affect the rights of holders of our Preferred Units.

We are allowed to issue additional Preferred Units and any Parity Securities without any vote of the holders of the Preferred Units, except where the cumulative distributions on the Preferred Units or any Parity Securities are in arrears. The issuance of additional Preferred Units or any Parity Securities would have the effect of reducing the amounts available to the holders of the Preferred Units issued in this offering upon our liquidation, dissolution or winding up if we do not have sufficient funds to pay all liquidation preferences of the Preferred Units and Parity Securities in full. It also would reduce amounts available to make distributions on the Preferred Units issued in this offering if we do not have sufficient funds to pay distributions on all outstanding Preferred Units and Parity Securities.

In addition, although holders of Preferred Units are entitled to limited voting rights, as described in “Description of Class D Preferred Units—Voting Rights” and “Description of Class E Preferred Units—Voting Rights,” with respect to certain matters, the Class D Units and Class E Units will generally vote both separately as a class and together with all other classes or series of our Parity Securities that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Class D Units and Class E Units may be significantly diluted, and the holders of such other classes or series of Parity Securities that we may issue may be able to control or significantly influence the outcome of any vote. Future issuances and sales of Parity Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Preferred Units and our common units to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We cannot assure you that we will be able to pay distributions regularly, and our ability to pay distributions may be limited by agreements governing our indebtedness and cash distribution requirements under our partnership agreement.

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement) to unitholders of record on the applicable record date. As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the Preferred Units.

In addition, we are party to agreements which would prohibit or have the effect of prohibiting the declaration, payment or setting apart for payment of distributions following the occurrence and during the continuance of a default or event of default under such agreement. Furthermore, our revolving credit facility, our second lien term loan facility and the indentures governing our Senior Notes contain provisions that restrict or prohibit our ability to make distributions on our Preferred Units. In the future we may become party to other agreements which restrict or prohibit the payment of distributions. We will not declare distributions on our Preferred Units, or pay or set apart for payment distributions on our Preferred Units, if the terms of any of our agreements, including any agreement relating to our debt, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement.

Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The change of control conversion feature of our Preferred Units may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing change of control transactions under circumstances that otherwise could provide the holders of our Preferred Units with the opportunity to realize a premium over the then-current market price of the Preferred Units or that such unitholders may otherwise believe is in their best interests.

Our Preferred Units have a limited trading market, which may negatively affect their market value and your ability to transfer or sell your Preferred Units. In addition, the lack of a fixed redemption date for our Preferred Units will increase your reliance on the secondary market for liquidity purposes.

Our Preferred Units have a limited trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their Preferred Units in the secondary market absent redemption by us. An active trading market on the NYSE for the Preferred Units may not develop or, even if it develops, may not last, in which case the trading price of the Preferred Units could be adversely affected and your ability to transfer your Preferred Units will be limited. The liquidity of any market for the Preferred Units that may develop will depend on a number of factors, including those that may affect our market value (described below), many of which are beyond our control. If an active trading market does develop on the NYSE, the Preferred Units may trade at prices lower than their offering prices.

The market value and trading price of our Preferred Units could be substantially affected by various factors.

The market value and trading price of our Preferred Units depend on many factors, including:

•	prevailing interest rates, increases in which may reduce the market value of the Preferred Units;

•	the annual yield from distributions on the Preferred Units as compared to yields on other financial instruments;

•	general economic conditions;

•	government action or regulation;

•	changes in tax laws;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry; and

•	our issuance of additional preferred equity or debt securities.

In addition, over the last several years, prices of equity securities in the U.S. trading markets have experienced extreme price fluctuations, and the market price of our Preferred Units and common units has also fluctuated significantly during this period. As a result of these and other factors, investors who purchase the Preferred Units in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Preferred Units, including decreases unrelated to our operating performance or prospects. Likewise, if the Preferred Units become convertible and are converted into our common units, holders of our common units issued on conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common units.

Treatment of distributions on our Preferred Units as guaranteed payments for the use of capital creates a different tax treatment for the holders of our Preferred Units than the holders of our common units.

The tax treatment of distributions on our Preferred Units is uncertain. We will treat the holders of Preferred Units as partners for tax purposes and will treat distributions on the Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Preferred Units as ordinary income. Although a holder of Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, we anticipate accruing and making the guaranteed payment distributions quarterly. Otherwise, the holders of Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction. Nor will we allocate any share of our nonrecourse liabilities to the holders of Preferred Units. If the Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to the holders of Preferred Units.

A holder of Preferred Units will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Preferred Units. Subject to general rules requiring a blended basis among multiple limited partnership interests, the tax basis of a Preferred Unit will generally be equal to the sum of the cash and the fair market value of other property paid by the unitholder to acquire such Preferred Unit. Gain or loss recognized by a unitholder on the sale or exchange of a Preferred Unit held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Preferred Units will not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Our management will have broad discretion over the use of the net proceeds from this offering and you may not agree with how we use the proceeds.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of the net proceeds from this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and it is possible that the proceeds will be invested in a way that does not yield a return for our company, which could adversely affect our business, financial condition, results of operations and our ability to make distributions to holders of our Preferred Units.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, in which case our cash available for distribution to our unitholders might be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we will have the ability to elect to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that we will choose to make such election or that such election will be effective in all circumstances. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, or we choose not to do so, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, after deducting the Sales Agents’ commission, if any, and our offering expenses, for general partnership purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital. Amounts repaid under our revolving credit facility may be reborrowed to fund our ongoing capital program, potential future acquisitions or for general partnership purposes.

As of November 5, 2015, we had approximately $575.0 million of borrowings outstanding under our revolving credit facility with a weighted average interest rate of approximately 2.7%. The revolving credit facility matures in July 2018.

As of November 5, 2015, we had approximately $243.5 million of borrowings outstanding under our second lien term loan facility with a weighted average interest rate of approximately 10.0%. The second lien term loan facility matures in February 2020.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED SECURITIES DIVIDENDS

The table below sets forth our ratios of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Nine Months Ended September 30,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
(unaudited)
Ratio of Earnings to Fixed Charges(1)(2)	—	—	—	—	32.49x	20.68x

Ratio of Earnings to Fixed Charges and Preferred Securities Dividends(2)	—	—	—	—	32.49x	20.68x

(1)	Ratio of earnings to fixed charges means the ratio of income from continuing operations before income taxes and cumulative effect of accounting change, net, and fixed charges to fixed charges, where fixed charges are the interest on indebtedness, amortization of debt expense and estimated interest factor for rentals.
(2)	Due to our net loss for the nine months ended September 30, 2015 and the years ended December 31, 2014, 2013, and 2012, our earnings were insufficient to cover our fixed charges by $530.1 million, $616.9 million, $102.8 million and $54.0 million, respectively. Due to our net loss for the nine months ended September 30, 2015 and the years ended December 31, 2014, 2013, and 2012, our earnings were insufficient to cover our fixed charges and preferred dividends by $542.2 million, $636.2 million, $115.4 million and $57.5 million, respectively. There were no preferred limited partner dividends for the years ended December 31, 2011 and 2010.

DESCRIPTION OF CLASS D PREFERRED UNITS

The following description of the Class D Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our second amended and restated agreement of limited partnership, as amended through the date hereof, which we refer to as the LP Agreement, and the certificate of designation for the Class D Units, which we refer to as the Class D Certificate of Designation, each of which is incorporated by reference into the registration statement of which this prospectus supplement is a part, and sets forth the terms of the Class D Units. A copy of the LP Agreement and the Class D Certificate of Designation may be obtained from us as described under “Where You Can Find More Information.”

General

The Class D Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our Board of Directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus supplement and accompanying base prospectus, the Class D Units offered hereby will be fully paid and nonassessable. Subject to the matters described under “— Liquidation Rights,” each Class D Unit will generally have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. The rights of the Class D Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including our Class E Units). We may, without notice to or consent of the holders of the then-outstanding Class D Units, authorize and issue additional Class D Units and any other class or series of limited partnership interests or other equity securities that is not expressly made senior to or pari passu with the Preferred Units as to the payment of distributions, which we refer to as Junior Securities, and, subject to the limitations described under “— Voting Rights,” Parity Securities and any other class or series of limited partnership interests or other equity securities that is expressly made senior to the Preferred Units as to the payment of distributions, which we refer to as Senior Securities.

The Class D Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Class D Units rank junior to all of our current and future indebtedness (including indebtedness outstanding under our revolving credit facility, our second lien term loan facility and our Senior Notes) and other liabilities with respect to assets available to satisfy claims against us. The rights of Class D Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including our Class E Units).

All of the Class D Units offered hereby will be represented by a single certificate issued to The Depository Trust Company, or DTC, as the initial securities depositary, which, together with its successors or assigns or any other securities depositary selected by us, we refer to as the Securities Depositary, and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Class D Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “— Book-Entry System.”

Except as described below in “— Change of Control,” the Class D Units are not convertible into common units or any other securities, do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Class D Units are not subject to mandatory redemption or to any sinking fund requirements. The Class D Units will be subject to redemption, in whole or in part, at our option commencing on October 15, 2019. See “— Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent, or the Paying Agent, and the registrar and transfer agent, or the Registrar and Transfer Agent, for the Class D Units. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Class D Units will, with respect to anticipated distributions, rank:

•	senior to the Junior Securities (including our common units and Class C Preferred Units);

•	pari passu with the Parity Securities (including our Class E Units); and

•	junior to the Senior Securities.

Under our LP Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Class D Units. The Board has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “— Voting Rights.”

Change of Control

Upon the occurrence of a Class D Unit Change of Control (as defined below), we may, at our option, redeem the Class D Units in whole or in part within 120 days after the first date on which such Class D Unit Change of Control occurred by paying $25.00 per Class D Unit, plus all accrued and unpaid distributions to the redemption date. If, prior to the Class D Unit Change of Control Conversion Date (as defined below), we exercise any of our redemption rights as described below under “— Redemption” relating to the Class D Units, holders of the Class D Units will not have a Change of Control Conversion Right (as defined below). However, any cash payment upon a Class D Unit Change of Control may not be made unless (i) we have first complied with the “Change of Control” and “Limitation on Sales of Assets and Subsidiary Stock” provisions of the indentures governing our Senior Notes and (ii) such payment would be permitted under our revolving credit facility, our second lien term loan facility, the restricted payments covenants contained in the indentures governing our Senior Notes and the terms of other outstanding debt instruments, Parity Securities or Senior Securities. Additionally, any cash payment to Class D Unitholders upon a Class D Unit Change of Control will be subject to the limitations, if any, contained in the indentures governing any future issuances of senior notes.

“Class D Unit Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Atlas Resource Partners, L.P. and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than our general partner or its affiliates;

•	the removal by our limited partners of our general partner;

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than our general partner or its affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting units, measured by voting power rather than number of units; or

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than our general partner or its affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting units of our general partner, measured by voting power rather than number of units;

provided, however that a Class D Unit Change of Control shall not be deemed to occur solely as a result of a transfer of our general partnership interests or equity interests in our general partner to a new entity as a result of any offering of equity interests of such new entity (or securities convertible into such equity interests) so long as the persons or entities that beneficially own the general partnership interests of us or the equity interests in our general partner as of October 2, 2014, the original issue date of our Class D Units, continue to hold the general partnership interests in such new entity (or, in the case of a new entity that is not a partnership, no other person or group beneficially owns more than 50% of the voting stock of such new entity).

Upon the occurrence of a Class D Unit Change of Control, each holder of Class D Units will have the right (unless, prior to the Class D Unit Change of Control Conversion Date, we provide notice of our election to redeem the Class D Units as described above) to convert some or all of the Class D Units held by such holder on the Class D Unit Change of Control Conversion Date into a number of our common units per Class D Unit to be converted, or the Class D Common Unit Conversion Consideration, equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Class D Unit Change of Control Conversion Date (unless the Class D Unit Change of Control Conversion Date is after a record date for a Class D Units distribution payment and prior to the corresponding Distribution Payment Date (as defined below) for Class D Units, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined below); and

•	2.60010, the Class D Unit Cap.

The Class D Unit Cap is subject to pro rata adjustments for any unit splits (including those effected pursuant to a distribution of our common units), subdivisions or combinations, in each case referred to as a Unit Split, with respect to our common units. The adjusted Class D Unit Cap as the result of a Unit Split will be the number of our common units that is equivalent to the product obtained by multiplying (i) the Class D Unit Cap in effect immediately prior to the Unit Split by (ii) a fraction, (a) the numerator of which is the number of our common units outstanding after giving effect to the Unit Split and (b) the denominator of which is the number of our common units outstanding immediately prior to the Unit Split.

In the case of a Class D Unit Change of Control pursuant to which our Class D Units will be converted into cash, securities or other property or assets (including any combination thereof), which we refer to as the Class D Unit Alternative Form Consideration, a holder of Class D Units will receive upon conversion of such Class D Units the kind and amount of Class D Unit Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Class D Unit Change of Control had such holder held a number of our common units equal to the Class D Common Unit Conversion Consideration immediately prior to the effective time of the Class D Unit Change of Control.

If the holders of our common units have the opportunity to elect the form of consideration to be received in the Class D Unit Change of Control, the consideration that the holders of Class D Units will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Class D Unit Change of Control.

We will not issue fractional common units upon the conversion of the Class D Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Class D Unit Change of Control or our optional redemption right as described below under “— Redemption,” holders of Class D Units will not have any right to convert the Class D Units that we have elected to redeem and any Class D Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Class D Unit Change of Control Conversion Date.

“Change of Control Conversion Right” means the right of a holder of Class D Units or Class E Units to convert some or all of the Class D Units or Class E Units held by such holder on the Class D Unit or Class E Unit

Change of Control Conversion Date, as applicable, into a number of our common units per Class D Unit or Class E Unit pursuant to the conversion provisions in our LP Agreement.

“Class D Unit Change of Control Conversion Date” means the date fixed by the Board, in its sole discretion, as the date the Class D Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Class D Units.

“Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Class D Unit Change of Control or Class E Unit Change of Control (as defined below), as applicable, by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NYSE for the ten consecutive trading days immediately preceding, but not including, the Class D Unit or Class E Unit Change of Control Conversion Date, as applicable, if the consideration to be received in the Class D Unit Change of Control or Class E Unit Change of Control, as applicable, by the holders of our common units is other than solely cash.

Liquidation Rights

We will liquidate in accordance with our LP Agreement. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class D Units then outstanding will be entitled to be paid, or have us declare and set apart for payment, out of our assets legally available for distribution, after payment or provision for payment of all of our debts and other liabilities, a liquidation preference in cash or property as set forth in the Class D Certificate of Designation, plus an amount equal to any accrued and unpaid distributions to, but not including, the date of payment or the date the amount for payment is set apart. If, however, our available assets are insufficient to pay such amount in full on all Class D Units and the corresponding amount payable on all outstanding Parity Securities, then the holders of Class D Units and the holders of such Parity Securities will share ratably in any such distribution of assets in proportion to the distributions to which they would otherwise be respectively entitled. A consolidation or merger of us with or into any other person, whether in a single transaction or series of transactions will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Voting Rights

The Class D Units will have no voting rights except as set forth below or as otherwise provided by our LP Agreement.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class D Units, voting as a single class, we may not adopt any amendment to our LP Agreement that would have a material adverse effect on the rights, preferences, obligations or privileges of the Class D Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class D Units, voting as a single class and together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Parity Securities if the cumulative distributions payable on outstanding Class D Units or any Parity Securities are in arrears; or

•

create or issue any Senior Securities; provided, however, that holders of Class D Units that have received a notice of a redemption that is to occur within 90 days of the issuance of such Senior Securities shall not be entitled to vote on or consent to the issuance of such Senior Securities unless all or a part of such redemption is being funded with proceeds from the sale of such Senior Securities.

On any matter described above in which the holders of the Class D Units are entitled to vote as a single class, such holders will be entitled to one vote per unit. Class D Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.

The rights of the holders of Class D Units being redeemed may be terminated as described above in advance of the date of redemption for such units only if notice of the redemption is provided in accordance with the procedures described under “— Redemption — Redemption Procedures” and adequate notice has been published that sufficient funds will be made available to such holders within 90 days.

Class D Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Class D Units will be entitled to receive, when, as and if declared by the Board out of funds legally available for such purpose, cumulative cash quarterly distributions from the Distribution Payment Date immediately preceding the issuance date of such units.

Distribution Rate

Distributions on Class D Units will be cumulative and payable quarterly on each Distribution Payment Date, when, as and if declared by the Board or any authorized committee thereof out of funds legally available for such purpose. Distributions on the Class D Units will accrue at a rate of 8.625% per annum per $25.00 stated liquidation preference per Class D Unit. All distributions on Class D Units shall be payable without regard to our income and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

Distribution Payment Dates

“Distribution Payment Dates” means January 15, April 15, July 15 and October 15 of each year. Distributions will accumulate in each quarterly distribution period from and including the preceding Distribution Payment Date, to but excluding the applicable Distribution Payment Date for such quarterly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Class D Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be recognized as such.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those quarterly distributions, if any, on the Class D Units that have been declared by the Board to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date will be the first Business Day of the month in which the applicable Distribution Payment Date falls, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the Board in accordance with our LP Agreement.

So long as the Class D Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Class D Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Class D Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the Board and paid on any date fixed by the Board, whether or not a Distribution Payment Date, to holders of the Class D Units on the record date for such payment, which may not be more than 60 days, nor less than 10 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Class D Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Class D Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Class D Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Class D Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “— Distributions — Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Class D Units. Our revolving credit agreement, our second lien term loan facility and the indentures governing our Senior Notes contain provisions which may limit our ability to make distributions on our Class D Units.

In addition, in the future we may become party to other agreements which restrict or prohibit the payment of distributions.

Redemption

Optional Redemption

In the event of a Class D Unit Change of Control (as set forth in “— Change of Control”) or at any time on or after October 15, 2019, we may redeem, at our option, in whole or in part, the Class D Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. Any such redemption will be subject to compliance with the provisions of our revolving credit facility, our second lien term loan facility and the indentures governing our Senior Notes, and will be subject to the limitations, if any, contained in the agreements governing any future issuances of senior notes, Parity Securities or Senior Securities.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any Class D Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Class D Units to be redeemed and, if less than all outstanding Class D Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where the Class D Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Class D Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Class D Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Class D Units to be redeemed, and the Securities Depositary will determine the number of Class D Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Class D Units for its own account). A participant may determine to redeem Class D Units from some beneficial owners (including the participant itself) without redeeming Class D Units from the accounts of other beneficial owners.

So long as the Class D Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Class D Units as to which notice has been given by 5:00 p.m., New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared.

If only a portion of the Class D Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depositary or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Class D Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Class D Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Class D Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Class D Units. Any Class D Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Class D Units or any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Class D Units or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Class D Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Class D Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Class D Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Class D Units other than a contractual duty of good faith pursuant to our LP Agreement.

Book-Entry System

All Class D Units offered hereby will be represented by a single certificate issued to DTC as the initial Securities Depositary and registered in the name of its nominee (initially, Cede & Co.). The Class D Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Class D Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Class D Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Class D Units, each purchaser of Class D Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Class D Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Class D Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Class D Units, no beneficial holder of the Class D Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Class D Units, whether as a holder of the Class D Units for its own account or as a nominee for another holder of the Class D Units.

DESCRIPTION OF CLASS E PREFERRED UNITS

The following description of the Class E Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the LP Agreement and the certificate of designation for the Class E Units, which we refer to as the Class E Certificate of Designation, each of which is incorporated by reference into the registration statement of which this prospectus supplement is a part, and sets forth the terms of the Class E Units. A copy of the LP Agreement and the Class E Certificate of Designation may be obtained from us as described under “Where You Can Find More Information.”

General

The Class E Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our Board of Directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus supplement and accompanying base prospectus, the Class E Units offered hereby will be fully paid and nonassessable. Subject to the matters described under “— Liquidation Rights,” each Class E Unit will generally have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. The rights of Class E Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including our Class D Units). We may, without notice to or consent of the holders of the then-outstanding Class E Units, authorize and issue additional Class E Units and Junior Securities and, subject to the limitations described under “— Voting Rights,” Senior Securities and Parity Securities.

The Class E Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Class E Units rank junior to all of our current and future indebtedness (including indebtedness outstanding under our revolving credit facility, our second lien term loan facility and our Senior Notes) and other liabilities with respect to assets available to satisfy claims against us. The rights of the Class E Unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including our Class D Units).

All of the Class E Units offered hereby will be represented by a single certificate issued to DTC, as the initial Securities Depositary, and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Class E Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “— Book-Entry System.”

Except as described below in “— Change of Control,” the Class E Units are not convertible into common units or any other securities, do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Class E Units are not subject to mandatory redemption or to any sinking fund requirements. The Class E Units will be subject to redemption, in whole or in part, at our option commencing on April 15, 2020. See “— Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the Paying Agent and the Registrar and Transfer Agent for the Class E Units. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Class E Units will, with respect to anticipated distributions, rank:

•	senior to the Junior Securities (including our common units and Class C Preferred Units);

•	pari passu with the Parity Securities (including our Class D Units); and

•	junior to the Senior Securities.

Under our LP Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Class E Units. The Board has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “— Voting Rights.”

Change of Control

Upon the occurrence of a Class E Unit Change of Control (as defined below), we may, at our option, redeem the Class E Units in whole or in part within 120 days after the first date on which such Class E Unit Change of Control occurred by paying $25.00 per Class E Unit, plus all accrued and unpaid distributions to the redemption date. If, prior to the delivery of a Change of Control Conversion Notice (as defined below), we exercise any of our redemption rights as described below under “— Redemption” relating to the Class E Units, holders of the Class E Units will not have a Change of Control Conversion Right (as defined under “Description of Class D Preferred Units — Change of Control”). However, any cash payment upon a Class E Unit Change of Control may not be made unless (i) we have first complied with the “Change of Control” and “Limitation on Sales of Assets and Subsidiary Stock” provisions of the indentures governing our Senior Notes and (ii) such payment would be permitted under our revolving credit facility, our second lien term loan facility, the restricted payments covenants contained in the indentures governing our Senior Notes and the terms of other outstanding debt instruments, Parity Securities or Senior Securities. Additionally, any cash payment to Class E Unitholders upon a Class E Unit Change of Control will be subject to the limitations, if any, contained in the indentures governing any future issuances of senior notes.

“Class E Unit Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than our general partner or its affiliates;

•	the removal by our limited partners of our general partner; or

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than our general partner or its affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting units, measured by voting power rather than number of units;

provided, however that a Class E Unit Change of Control shall not be deemed to occur solely as a result of a transfer of our general partnership interests or equity interests in our general partner to a new entity as a result of any offering of equity interests of such new entity (or securities convertible into such equity interests) so long as the persons or entities that beneficially own the general partnership interests of us or the equity interests in our general partner as of April 14, 2015, the original issue date of our Class E Units, continue to hold the general partnership interests in such new entity (or, in the case of a new entity that is not a partnership, no other person or group beneficially owns more than 50% of the voting stock of such new entity).

Within 15 days following a Class E Unit Change of Control, we will provide to each holder of Class E Units a notice of the occurrence of the Class E Unit Change of Control that describes the holders’ rights to convert their Class E Units, which we refer to herein as a Change of Control Conversion Notice. Following a Class E Unit Change of Control, each holder of Class E Units will have the right (unless, prior to the delivery of a Change of Control Conversion Notice, we provide notice of our election to redeem the Class E Units as described above) to convert some or all of the Class E Units held by such holder on the Class E Unit Change of Control Conversion

Date (as defined below) into a number of our common units per Class E Unit to be converted, or the Class E Common Unit Conversion Consideration, equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Class E Unit Change of Control Conversion Date (unless the Class E Unit Change of Control Conversion Date is after a record date for a Class E Units distribution payment and prior to the corresponding Distribution Payment Date for Class E Units, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined under “Description of Class D Preferred Units — Change of Control”); and

•	6.53595, the Class E Unit Cap.

“Class E Unit Change of Control Conversion Date” means the date fixed by the Board, in its sole discretion, as the date the Class E Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the Change of Control Conversion Notice to holders of the Class E Units.

The Class E Unit Cap is subject to pro rata adjustments for any Unit Splits with respect to our common units. The adjusted Class E Unit Cap as the result of a Unit Split will be the number of our common units that is equivalent to the product obtained by multiplying (i) the Class E Unit Cap in effect immediately prior to the Unit Split by (ii) a fraction, (a) the numerator of which is the number of our common units outstanding after giving effect to the Unit Split and (b) the denominator of which is the number of our common units outstanding immediately prior to the Unit Split.

In the case of a Class E Unit Change of Control pursuant to which our Class E Units will be converted into cash, securities or other property or assets (including any combination thereof), which we refer to as the Class E Unit Alternative Form Consideration, a holder of Class E Units will receive upon conversion of such Class E Units the kind and amount of Class E Unit Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Class E Unit Change of Control had such holder held a number of our common units equal to the Class E Common Unit Conversion Consideration immediately prior to the effective time of the Class E Unit Change of Control.

If the holders of our common units have the opportunity to elect the form of consideration to be received in the Class E Unit Change of Control, the consideration that the holders of Class E Units will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Class E Unit Change of Control.

We will not issue fractional common units upon the conversion of the Class E Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice prior to the delivery of a Change of Control Conversion Notice, whether pursuant to our special optional redemption right in connection with a Class E Unit Change of Control or our optional redemption right as described below under “— Redemption,” holders of Class E Units will not have any right to convert the Class E Units that we have elected to redeem and we will not provide a Change of Control Conversion Notice with respect to any Class E Units that we have elected to redeem.

Liquidation Rights

We will liquidate in accordance with our LP Agreement. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class E Units then outstanding will be entitled to be paid, or have us declare and set apart for payment, out of our assets legally available for distribution, after payment or provision for payment of all of our debts and other liabilities, a liquidation preference in cash or property as set forth in the Class E Certificate of Designation, plus an amount equal to any accrued and unpaid distributions to, but not including, the date of payment or the date the amount for payment is set apart. If, however, our available assets are insufficient to pay such amount in full on all Class E Units and the corresponding amount payable on all outstanding Parity Securities, then the holders of Class E Units and the holders of such Parity Securities will share ratably in any such distribution of assets in proportion to the distributions to which they would otherwise be respectively entitled. A consolidation or merger of us with or into any other person, whether in a single transaction or series of transactions will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Voting Rights

The Class E Units will have no voting rights except as set forth below or as otherwise provided by our LP Agreement.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class E Units, voting as a single class, we may not adopt any amendment to our LP Agreement that would have a material adverse effect on the rights, preferences, obligations or privileges of the Class E Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Class E Units, voting as a single class and together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Parity Securities if the cumulative distributions payable on outstanding Class E Units or any Parity Securities are in arrears; or

•

create or issue any Senior Securities; provided, however, that holders of Class E Units that have received a notice of a redemption that is to occur within 90 days of the issuance of such Senior Securities shall not be entitled to vote on or consent to the issuance of such Senior Securities unless all or a part of such redemption is being funded with proceeds from the sale of such Senior Securities.

On any matter described above in which the holders of the Class E Units are entitled to vote as a single class, such holders will be entitled to one vote per unit. Class E Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.

The rights of the holders of Class E Units being redeemed may be terminated as described above in advance of the date of redemption for such units only if notice of the redemption is provided in accordance with the procedures described under “— Redemption — Redemption Procedures” and adequate notice has been published that sufficient funds will be made available to such holders within 90 days.

Class E Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Class E Units will be entitled to receive, when, as and if declared by the Board out of funds legally available for such purpose, cumulative cash quarterly distributions from the Distribution Payment Date (as defined under “Description of Class D Preferred Units — Distributions — Distribution Payment Dates”) immediately preceding the issuance date of such units.

Distribution Rate

Distributions on Class E Units will be cumulative and payable quarterly on each Distribution Payment Date, when, as and if declared by the Board or any authorized committee thereof out of funds legally available for such purpose. Distributions on the Class E Units will accrue at a rate of 10.75% per annum per $25.00 stated

liquidation preference per Class E Unit. All distributions on Class E Units shall be payable without regard to our income and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

Distribution Payment Dates

Distributions will accumulate in each quarterly distribution period from and including the preceding Distribution Payment Date, to but excluding the applicable Distribution Payment Date for such quarterly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Class E Units will be payable based on a 360-day year consisting of twelve 30-day months.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those quarterly distributions, if any, on the Class E Units that have been declared by the Board to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date will be the first Business Day of the month in which the applicable Distribution Payment Date falls, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the Board in accordance with our LP Agreement.

So long as the Class E Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Class E Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Class E Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the Board and paid on any date fixed by the Board, whether or not a Distribution Payment Date, to holders of the Class E Units on the record date for such payment, which may not be more than 60 days, nor less than 10 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Class E Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Class E Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Class E Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Class E Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “— Distributions — Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Class E Units. Our revolving credit agreement, our second lien term loan facility and the indentures governing our Senior Notes contain provisions which may limit our ability to make distributions on our Class E Units.

In addition, in the future we may become party to other agreements which restrict or prohibit the payment of distributions.

Redemption

Optional Redemption

In the event of a Class E Unit Change of Control (as set forth in “— Change of Control”) or at any time on or after April 15, 2020, we may redeem, at our option, in whole or in part, the Class E Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. Any such redemption will be subject to compliance with the provisions of our revolving credit facility, our second lien term loan facility and the indentures governing our Senior Notes, and will be subject to the limitations, if any, contained in the agreements governing any future issuances of senior notes, Parity Securities or Senior Securities.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any Class E Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Class E Units to be redeemed and, if less than all outstanding Class E Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where the Class E Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Class E Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Class E Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Class E Units to be redeemed, and the Securities Depositary will determine the number of Class E Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Class E Units for its own account). A participant may determine to redeem Class E Units from some beneficial owners (including the participant itself) without redeeming Class E Units from the accounts of other beneficial owners.

So long as the Class E Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Class E Units as to which notice has been given by 5:00 p.m., New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared.

If only a portion of the Class E Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depositary or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Class E Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Class E Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Class E Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Class E Units. Any Class E Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Class E Units or any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Class E Units or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Class E Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Class E Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Class E Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Class E Units other than a contractual duty of good faith pursuant to our LP Agreement.

Book-Entry System

All Class E Units offered hereby will be represented by a single certificate issued to DTC as the initial Securities Depositary and registered in the name of its nominee (initially, Cede & Co.). The Class E Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Class E Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Class E Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Class E Units, each purchaser of Class E Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Class E Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Class E Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Class E Units, no beneficial holder of the Class E Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Class E Units, whether as a holder of the Class E Units for its own account or as a nominee for another holder of the Class E Units.

PLAN OF DISTRIBUTION

We have entered into a distribution agreement, dated as of November 13, 2015, with MLV & Co. LLC and FBR Capital Markets & Co., as Sales Agents, under which we may issue and sell our Preferred Units having an aggregate offering price of up to $100,000,000 from time to time to the Sales Agents as principals, or through the Sales Agents as our agents for the offer and sale of the Preferred Units. Sales of our Preferred Units, if any, may be made in negotiated transactions or transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 of the Securities Act, including sales made to or through a market maker other than on an exchange or through an electronic communications network, or sales made directly on the NYSE, the existing trading market for our Preferred Units.

From time to time during the term of the distribution agreement, we may sell our Preferred Units to either Sales Agent as principal for its own account at a price per unit equal to 97.0% of the volume weighted average price per Class D Unit or Class E Unit, as applicable, on the date of purchase. Upon any sale of our Preferred Units to a Sales Agent as principal, we will enter unto a separate terms agreement with such Sales Agent.

Under the distribution agreement, we and any Sales Agent may also agree upon the terms of an agency transaction pursuant to which our Preferred Units may be sold through the Sales Agent as our agent for the offer and sale of the Preferred Units. Upon reaching such agreement, the Sales Agent will deliver to us, and we will promptly indicate our acceptance of, a transaction notice specifying the length of the selling period, the amount of Preferred Units to be sold, the commission to be paid by us to the Sales Agent and the minimum price below which sales may not be made. Each Sales Agent has agreed that any Preferred Units sold through it as agent will be sold at price per Preferred Unit price that is equal to or exceeds the liquidation preference of such Preferred Units. We will submit a transaction notice to the Sales Agent relating to the sale of our Preferred Units in an agency capacity on any given day. Upon receipt of our acceptance of a transaction notice, and subject to the terms and conditions of the distribution agreement, if acting as agent, each Sales Agent agrees to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Preferred Units on such terms. We or either Sales Agent may suspend the offering of our Preferred Units at any time upon proper notice to the other parties, upon which the selling period will immediately terminate.

We will pay each Sales Agent a commission on all Preferred Units sold by such Sales Agent in an agency capacity which in each case shall not be more than 3.0% of the gross sales price of all Preferred Units sold through it as our agent under the distribution agreement.

Each Sales Agent will provide written confirmation to us following the close of trading on the NYSE each day in which our Preferred Units are sold by it as agent for us under the distribution agreement. Each confirmation will include the number of Preferred Units sold on that day, the gross sales price per share, the net proceeds to us and the commission payable to the Sales Agent under the distribution agreement in connection with such sales.

The proceeds of any sales of Preferred Units to the Sales Agents as principals or by the Sales Agents in an agency capacity, after deducting any commissions payable to the Sales Agents, any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of our Preferred Units.

The Sales Agents will not engage in any transactions that stabilize our Preferred Units.

Settlement for sales of our Preferred Units are generally anticipated to occur on the third trading day following the date on which any sales were made in return for payment of the net proceeds to us, unless we agree otherwise with the relevant Sales Agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Sales of our Preferred Units as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agents may agree upon.

In connection with the sale of our Preferred Units hereunder, each Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to it will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

The Sales Agents and their affiliates have in the past and may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the Sales Agents will not engage in any market making activities involving our Preferred Units while the offering is ongoing under this prospectus supplement.

Because FINRA views the Preferred Units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules.

We estimate that the total expenses of the offering payable by us, excluding commissions or discounts payable or provided to the Sales Agents under the distribution agreement, will be approximately $50,000.

The offering of our Preferred Units pursuant to the distribution agreement will terminate upon the earlier of (1) the sale of all of our Preferred Units subject to the distribution agreement, (2) the termination of such distribution agreement by either us, MLV & Co. LLC or FBR Capital Markets & Co. at any time in the respective party’s sole discretion and (3) the date on which our shelf registration statement on Form S-3 (File No. 333-203800), declared effective on August 5, 2015, ceases to be effective.

ADDITIONAL TAX CONSIDERATIONS

The tax consequences to you of an investment in our Preferred Units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors included under the caption “Tax Risks to Unitholders” in our most recent Annual Report on Form 10-K, the relevant risk factors under “Risk Factors” beginning on page S-4 in this prospectus supplement and “Tax Considerations” in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our units of limited partner interest. The following discussion is limited as described under the caption “Tax Considerations” in the accompanying base prospectus.

Generally, holders of Preferred Units will have a capital account equal to the liquidation preference of each Class D or Class E Unit, or $25.00, without regard to the price paid for such units, but will have an initial tax basis with respect to such units equal to the price paid for such units. To the extent the purchase price paid for a Preferred Unit sold by us exceeds the liquidation preference of such unit, we will have income that will be allocated to the holders of our common units. If a Sales Agent purchases Preferred Units for its account as principal at a price per unit less than the $25.00 liquidation preference, the Sales Agent will be allocated gross income equal to the difference between the $25.00 liquidation preference and the price per unit paid by such Sales Agent.

All prospective holders of Preferred Units are encouraged to consult with their own tax advisors about the federal, state, local and foreign tax consequences particular to their own circumstances.

Foreign Account Tax Compliance (FATCA)

As referenced in “Tax Considerations—Foreign Account Tax Compliance (FATCA)” in the accompanying base prospectus, a U.S. federal withholding tax rate of 30% will be imposed on gross proceeds from the sale of our units received on or after January 1, 2017 by U.S. holders that hold our units through foreign accounts if certain disclosure requirements related to U.S. accounts are not satisfied and to certain non-U.S. holders if certain disclosure requirements related to U.S. ownership are not satisfied. The effective date of the imposition of this U.S. withholding tax has been extended to payments received on or after January 1, 2019.

Administrative Matters

Information Returns and Audit Procedures. Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we will have the ability to elect to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that we will choose to make such election or that such election will be effective in all circumstances. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, or we choose not to do so, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for tax years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative. The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the partnership representative. We currently anticipate that we will designate our general partner as our partnership representative. Further, any actions taken by us or by the partnership representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the Sales Agents by LeClairRyan, a Professional Corporation, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The audited consolidated financial statements of Atlas Resource Partners, L.P. and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent re_gistered public accountants, upon the authority of said firm as experts in accounting and auditing.

The Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties under Contract for Purchase by ARP Rangely Production, LLC from Merit Energy for the year ended December 31, 2013, incorporated by reference in this prospectus supplement, have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto.

INDEPENDENT PETROLEUM ENGINEERS

Certain estimates of our net natural gas and oil reserves and the present value of such reserves incorporated by reference in this prospectus supplement have been derived from engineering reports prepared by Wright and Company, Inc.

Certain estimates of our net natural gas and oil reserves and the present value of such reserves incorporated by reference in this prospectus supplement have been derived from engineering reports prepared by Cawley, Gillespie, and Associates, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or at our website at www.atlasresourcepartners.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C.20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it. This means that we disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. We incorporate by reference the documents listed below that we have filed with the SEC, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, as amended, June 30, 2015 and September 30, 2015;

•

our Current Reports on Form 8-K filed on February 23, 2015, March 2, 2015, April 6, 2015, April 13, 2015, April 14, 2015, May 6, 2015, May 22, 2015, June 2, 2015, August 19, 2015, August 31, 2015, September 4, 2015, October 23, 2015 and November 13, 2015;

•	our Current Report on Form 8-K/A filed on August 8, 2014;

•	the description of our Class D Units in our Form 8-A, filed on October 2, 2014, and any subsequent amendment thereto containing an update to such description; and

•	the description of our Class E Units in our Form 8-A, filed on April 14, 2015, and any subsequent amendment thereto containing an update to such description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and prior to the completion or termination of the offering made pursuant to this prospectus supplement are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to such Form 8-K).

You may request a copy of any document incorporated by reference in this prospectus supplement without charge by writing or calling us at:

Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(877) 280-2857

Attn: Brian Begley

The statements that we make in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and the accompanying prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

PROSPECTUS

$600,000,000

ATLAS RESOURCE PARTNERS, L.P.

COMMON UNITS, PREFERRED UNITS, SUBORDINATED UNITS, WARRANTS, DEBT SECURITIES AND GUARANTEES

ATLAS RESOURCE FINANCE CORPORATION

ATLAS RESOURCE PARTNERS HOLDINGS, LLC

DEBT SECURITIES AND GUARANTEES

We may from time to time in one or more offerings, offer, issue and sell common units representing limited partner interests, preferred units representing limited partner interests, debt securities and warrants. Atlas Resource Finance Corporation and Atlas Resource Partners Holdings, LLC may act as co-issuer of the debt securities, and certain direct or indirect subsidiaries of Atlas Resource Partners, L.P. may guarantee the debt securities. We refer to the equity securities and the debt securities collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $600,000,000.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol “ARP.” Our Class D Preferred Units are traded on the New York Stock Exchange, or the NYSE, under the symbol “ARP-PD.” Our Class E Preferred Units are traded on the New York Stock Exchange, or the NYSE, under the symbol “ARP-PE.” We will provide information in the related prospectus supplement for the trading market, if any, for any debt or preferred securities that may be offered.

Investing in these securities involves certain risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to a specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 5, 2015

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration statement, we may sell securities described in this prospectus in one or more offerings.

Each time we sell securities we will, to the extent required by law, provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain sections of this registration statement contain statements reflecting our views about our future performance and constitute “forward-looking statements.” We and our representatives may, from time to time, make written or oral forward-looking statements, including statements contained in our filings with the SEC and in our reports to security holders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements. All statements addressing operating performance of us or any subsidiary, events or developments that we expect or anticipates would occur in the future are forward-looking statements.

These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in such forward-looking statements. Readers should consider the various factors, including those discussed in our annual report for the year ended December 31, 2014 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Critical Accounting Policies and Estimates” and in our other public filings with the SEC for additional factors that may affect our performance. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We undertake no obligation to update any forward-looking statements as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC. We have not authorized anyone to provide you with information that is different.

We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus or any accompanying prospectus supplement, you should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

THE COMPANY

Our Business

We are a publicly-traded master-limited partnership (NYSE: ARP) and an independent developer and producer of natural gas, crude oil and natural gas liquids, with operations in basins across the United States. We are a leading sponsor and manager of tax-advantaged investment partnerships, or Drilling Partnerships, in which we co-invest, to finance a portion of our natural gas, crude oil and natural gas liquids production activities.

We believe we have established a strong track record of growing our reserves, production and cash flows through a balanced mix of natural gas, oil and natural gas liquids exploitation and development, sponsorship of our Drilling Partnerships, and the acquisition of oil and gas properties. Our primary business objective is to generate growing yet stable cash flows through the development and acquisition of mature, long-lived natural gas, oil and natural gas liquids properties. As of December 31, 2014, our estimated proved reserves were 1,429 Bcfe, including the reserves net to our equity interest in our Drilling Partnerships. Of our estimated proved reserves, approximately 77% were proved developed and approximately 71% were natural gas.

Organizational Structure

We were formed in October 2011 to own and operate substantially all of the exploration and production assets of Atlas Energy, L.P., or ATLS, which were transferred to us on March 5, 2012. At December 31, 2014, ATLS owned 100% of our general partner Class A Units, all of our incentive distribution rights and an approximate 27.7% limited partner interest (20,962,485 common and 3,749,986 convertible class C preferred units, or Class C Preferred Units) in us. On February 27, 2015, ATLS was acquired by Targa Resources Corp. (NYSE: TRGP) through a merger of wholly-owned subsidiary of Targa Resources Corp. with and into ATLS, referred to herein as the ATLS Merger, and in connection therewith ATLS (a) transferred certain of its assets, including its limited partnership interests in us, to Atlas Energy Group, LLC (NYSE: ATLS), our general partner, referred to herein as Atlas Energy Group, and its affiliates, and (b) distributed to the ATLS unitholders common units of Atlas Energy Group representing a 100% interest in Atlas Energy Group, referred to herein as the Spin-Off.

Following consummation of the ATLS Merger and Spin-Off, Atlas Energy Group owned 100% of our general partner Class A Units, through which it manages and effectively controls us, and, through its wholly-owned subsidiary, New Atlas Holdings, LLC, owned an approximate 27.7% limited partner interest (20,962,485 common and 3,749,986 Class C Preferred Units) in us.

Our principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275, and our telephone number is (877) 280-2857. Our website is www.atlasresourcepartners.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, in our most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by us subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section of this prospectus entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or at our website at http://www.atlasresourcepartners.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the offering under this registration statement is terminated, including filings made after the date of the initial registration statement of which this prospectus forms a part and before effectiveness of the registration statement, will automatically update and supersede this information.

We are incorporating by reference the following documents that we have previously filed with the SEC (other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed, including corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-Ks):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as amended;

•	the description of our common units contained in our Form 10, filed on October 17, 2011, and any subsequent amendment thereto containing an update to such description;

•	the description of our Class D cumulative redeemable perpetual preferred units, or Class D Preferred Units, in our Form 8-A, filed on October 12, 2014, and any subsequent amendment thereto containing an update to such description;

•	the description of our Class E cumulative redeemable perpetual preferred units, or Class E Preferred Units, in our Form 8-A, filed on April 14, 2015, and any subsequent amendment thereto containing an update to such description;

•	our Current Reports on Form 8-K filed on February 23, 2015, March 2, 2015, April 6, 2015, April 13, 2015, April 14, 2015, May 6, 2015, May 22, 2015 and June 2, 2015; and

•	our Current Report on Form 8-K/A filed on August 8, 2014.

You may request a copy of any document incorporated by reference in this prospectus without charge by writing or calling us at:

Atlas Energy Group, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(877) 280-2857

Attn: Brian Begley

Except as set forth herein, information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities for general partnership purposes unless otherwise specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Three Months Ended March 31,	Years Ended December 31,
	2015	2014		2013		2012		2011		2010
Ratio of earnings to fixed charges(1)	3.69x	—	(2)	—	(4)	—	(6)	32.49x		20.68x
Ratio of earnings to fixed charges and preferred dividends	3.30x	—	(3)	—	(5)	—	(7)	—	(8)	—	(8)

(1)	Ratio of earnings to fixed charges means the ratio of income from continuing operations before income taxes and cumulative effect of accounting change, net, and fixed charges to fixed charges, where fixed charges are the interest on indebtedness, amortization of debt expense and estimated interest factor for rentals.
(2)	Our earnings were insufficient to cover our fixed charges by $620.8 million for this period.
(3)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $640.0 million for this period.
(4)	Our earnings were insufficient to cover our fixed charges by $103.7 million for this period.
(5)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $116.4 million for this period.
(6)	Our earnings were insufficient to cover our fixed charges by $54.0 million for this period.
(7)	Our earnings were insufficient to cover our fixed charges and preferred dividends by $57.5 million for this period.
(8)	We did not have any preferred securities outstanding as of these periods.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer common, preferred and subordinated units representing limited partner interests, various series of debt securities, or warrants to purchase any of such securities, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends;

•	redemption, conversion or exchange terms;

•	conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants;

•	voting or other rights; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON UNITS

Common Units

The common units are a class of limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to holder of common units as outlined in our partnership agreement. For a description of the rights and preferences of holders of common units in partnership distributions, please read “Our Cash Distribution Policy.” For a description of the rights and privileges of the holders of our common units under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties. American Stock Transfer serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	gives the consents and waivers contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and the distribution.

A transferee will become a limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF PREFERRED UNITS

The preferred units will be a separate class of limited partner interest. The rights of holders of preferred units to participate in distributions to partners will differ from, and may be senior to, the rights of the holders of common units. The prospectus supplement relating to the preferred units offered will state the number of units offered, the initial offering price and the market price, the terms of the preference, any ways in which the preferred units will differ from common units, distribution information and any other relevant information.

DESCRIPTION OF SUBORDINATED UNITS

The subordinated units will be a separate class of limited partner interest. The rights of holders of subordinated units to participate in distributions to partners will differ from, and may be subordinated to, the rights of the holders of common units. The prospectus supplement relating to the subordinated units offered will state the number of units offered, the initial offering price and the market price, the terms of the subordination, any ways in which the subordinated units will differ from common units, distribution information and any other relevant information.

DESCRIPTION OF DEBT SECURITIES

Atlas Resource Partners, L.P. may issue debt securities in one or more series, and Atlas Resource Finance Corporation and Atlas Resource Partners Holdings, LLC may be co-issuers of one or more series of debt securities. Atlas Resource Finance Corporation was incorporated under the laws of the State of Delaware in 2012, is wholly-owned by Atlas Resource Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. Atlas Resource Partners Holdings, LLC was formed under the laws of the State of Delaware in 2011, is wholly-owned by Atlas Resource Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section “Description of the Debt Securities,” the terms “we,” “us,” “our” and “issuers” refer jointly to Atlas Resource Partners, L.P., Atlas Resource Finance Corporation and Atlas Resource Partners Holdings, LLC.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the board of directors of our general partner and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or an indenture. We can issue debt securities that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the terms of the debt securities, including:

•	the title of the debt securities;

•	whether our wholly-owned subsidiaries, Atlas Resource Finance Corporation and Atlas Resource Partners Holdings, LLC, will be co-issuers of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities; and

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations.

We may issue debt securities that are exchangeable and/or convertible into our common units or any class or series of preferred units. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness. The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•	we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•	any other default on any Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt. The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur, unless otherwise indicated in the prospectus supplement.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

This summary description is not meant to be a complete description of the guarantees of debt securities that we may offer. At the time of an offering and sale of debt securities, this prospectus together with the accompanying prospectus supplement will contain the material terms of the guarantees of the debt securities being offered.

If specified in the applicable prospectus supplement, certain of our subsidiaries may guarantee the debt securities. Guarantees may be secured or unsecured and senior or subordinated. The particular terms of guarantees of a particular issue of debt securities will be described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common units, preferred units, subordinated units or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement or directly between us and the warrant holder.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common units, preferred units, subordinated units or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and

•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide holders of our units with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Our Cash Distribution Policy;”

•	with regard to the transfer of common units, please read “Description of Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Tax Considerations.”

Organization and Duration

Our partnership was formed in October 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner will not cause us to engage in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the production of natural gas and oil, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “Our Cash Distribution Policy.”

Capital Contributions; No Dilution of Class A Units; One-to-One Ratio Between Class A Units and Common Units

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

The Class A Units are entitled to 2% of all distributions that we make prior to our liquidation. The 2% sharing ratio of the Class A Units will not be reduced if we issue additional equity securities in the future. Because the 2% sharing ratio will not be reduced if we issue additional equity securities, and in order to ensure that each Class A Unit represents the same percentage economic interest in us as one common unit, if we issue additional common units, we will also issue to our general partner, for no additional consideration and without any requirement to make a capital contribution, an additional number of Class A Units so that the total number of outstanding Class A Units after such issuance equals 2% of the sum of the total number of common units and common unit equivalents and Class A Units after such issuance.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units. Except as set forth below, our convertible Class B preferred units, or the Class B Preferred Units, Class C Preferred Units, Class D Preferred Units and Class E Preferred Units have no voting rights.

In voting their common units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The holders of a majority of the common units represented in person or by proxy shall constitute a quorum at a meeting of such common unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional partnership securities	No approval right. See “—Issuance of Additional Securities.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority or, if any amendment could adversely affect their rights, the approval by a majority of the Class B or Class C Preferred Units or the approval by two-thirds of the Class D Preferred Units or Class E Preferred Units. See “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Our Assets.”

Dissolution of our partnership	Unit majority and the approval by a majority of the Class B and Class C Preferred Units and the approval by two-thirds of the Class D and Class E Preferred Units. See “—Termination and Dissolution.”

Continuation of our partnership upon dissolution	Unit majority. See “—Termination and Dissolution.”

Withdrawal of our general partner	Prior to March 13, 2022, under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner in a manner that would cause a dissolution of our partnership. See “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than two-thirds of the outstanding common units, including common units held by our general partner and its affiliates. See “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest

Our general partner may transfer without a vote of our common unitholders all, but not less than all, of its general partner interest in us to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all, or substantially all, of its assets, to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third-party prior to the tenth anniversary of the date of the distribution. See “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. See “—Transfer of Ownership Interests in the General Partner.”

The holder of our Class A Units has all voting rights applicable to the general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that, unless we (through the approval of our general partner) consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine;

regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, such claims, suits, actions or proceedings may be brought in another state or federal court sitting in the State of Delaware. By acquiring or purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership cannot make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Moreover, under the Delaware Act, a limited partnership may also not make a distribution to a partner upon the winding up of the limited partnership before liabilities of the limited partnership to creditors have been satisfied by payment or the making of reasonable provision for payment thereof. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a limited partner is liable for the obligations of his assignor to make contributions to the partnership, except such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

We currently conduct business in Alabama, Arkansas, Colorado, Indiana, Kansas, Kentucky, Louisiana, Michigan, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia, West Virginia and Wyoming. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders, subject to the rights of holders of our Class B, Class D and Class E Preferred Units to approve the creation or issuance of any securities senior to such units. The affirmative vote of the holders of at least 75% of the outstanding Class B Preferred Units is required to issue any equity securities ranking senior to, or pari passu with, the Class B Preferred Units with respect to liquidation preference or distributions. The affirmative vote of the holders of at least two-thirds of the outstanding Class D Preferred Units, voting as a single class and together with holders of any securities not expressly made senior or subordinated to the Class D Preferred Units, is required to issue any securities ranking senior to the Class D Preferred Units with respect to liquidation preference or distributions. The affirmative vote of the holders of at least two-thirds of the outstanding Class E Preferred Units, voting as a single class and together with holders of any securities not expressly made senior or subordinated to the Class E Preferred Units, is required to issue any securities ranking senior to the Class E Preferred Units with respect to liquidation preference or distributions.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.

The Class A Units will be entitled to 2% of all distributions that we make prior to our liquidation, other than distributions we make on our Class D and Class E Preferred Units. The 2% sharing ratio of the Class A Units will not be reduced if we issue additional equity securities in the future. Because the 2% sharing ratio will not be reduced if we issue additional equity securities, and in order to ensure that each Class A Unit represents the same percentage economic interest in us as one common unit, if we issue additional common units or units convertible into common units, we will also issue to our general partner, for no additional consideration and without any requirement to make a capital contribution, an additional number of Class A Units so that the total number of outstanding Class A Units after such issuance equals 2% of the sum of the total number of common units, common unit equivalents and Class A Units after such issuance.

In addition to the right to receive additional Class A Units, our general partner will have a limited preemptive right in connection with any issuance by us of additional partnership securities. The right, which the general partner may assign in whole or in part to any of its affiliates, will entitle the general partner to purchase additional units of any securities being sold to third parties, on the same terms as such third parties, in an amount up to the amount necessary to maintain the aggregate ownership percentage of the general partner and its affiliates at the same level before and after such issuance.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. To adopt a proposed amendment, other than the amendments discussed under “—No Unitholder Approval”, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate for us to qualify us or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that we will not be taxed as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner, or its directors, officers, agents or trustees, from in any manner being subject to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership securities or options, warrants, rights or appreciation rights relating to partnership securities;

•	an amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	any amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	any amendment necessary to require our limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to U.S. federal income taxation on the income generated by us or regarding such limited partner’s nationality or citizenship and to provide for the ability of our general partner to redeem the units of any limited partner who fails to provide such statement, certification or other evidence;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; and

•	any other amendment substantially similar to any of the matters described above.

In addition, our general partner may amend our partnership agreement, without the approval of the unitholders, if our general partner determines that those amendments:

•	do not adversely affect the limited partners in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units or to implement the tax-related provisions of our partnership agreement; or

•	are required to effect the intent expressed in this registration statement or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Unitholder Approval. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units if our general partner determines that such amendment will affect the limited liability of any limited partner under Delaware law.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected, or, with respect to our Class D and Class E Preferred Units, approval of at least two-thirds of Class D Preferred Units or Class E Preferred Units, as applicable. Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding common units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of common units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding common units constitute not less than the percentage sought to be increased.

Merger, Consolidation, Conversion, Sale or Other Disposition of Our Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or any other standard imposed by our partnership agreement, the Delaware Act or applicable law.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval by a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of a unit majority. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger, consolidation or conversion without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction will not result in an amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the number of partnership securities to be issued does not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the purpose of that conversion, merger or conveyance is to effect a change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by a unit majority;

•	the entry of a decree of judicial dissolution of our partnership;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in us in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last item above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be taxed as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to the tenth anniversary of the date of the distribution, without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after the tenth anniversary of the date of the distribution, our general partner may withdraw as our general partner without first obtaining approval from the unitholders by giving 90 days’ written notice. Notwithstanding the information above, our general partner may withdraw as our general partner without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See “—Transfer of General Partner Interest.”

If our general partner withdraws, other than as a result of a transfer of all or a part of its general partner interest in us, the holders of a unit majority may elect a successor to the withdrawing general partner. If a successor is not elected prior to the effective date of the withdrawal, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority elect to continue the partnership by appointing a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2⁄3% of the outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a unit majority, including units held by our general partner and its affiliates. The ownership of more than 33 1⁄3% of our outstanding common units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

In the event of removal of our general partner under circumstances where cause exists or a withdrawal of our general partner that violates our partnership agreement, a successor general partner will have the option to purchase the Class A Units and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase those interests for their fair market value. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the purchase option is not exercised by either the departing general partner or the successor general partner, the Class A Units and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its Class A Units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person, prior to the tenth anniversary of the date of the distribution, without the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

The members of our general partner may sell or transfer all or part of their interest in our general partner without the approval of the unitholders.

Transfer of Incentive Distribution Rights

Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas Energy Group as our general partner or otherwise change the management of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of our common units, that person or group will lose voting rights on all of its units and the common units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. This loss of voting rights does not apply to any person or group that acquires the common units from our general partner or its affiliates, any transferees of that person or group approved by our general partner or any person or group who acquires the common units directly from us if our general partner notifies such person or group in writing, in advance, that this limitation will not apply.

Limited Call Right

If at any time our general partner and its affiliates own more than two-thirds of the outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons as of a record date selected by our general partner on at least 10 but not more than 60 days’ notice.

The purchase price is the greater of:

•	the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the limited partner interests of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

Except as described above under “—Change of Management Provisions,” unitholders who are record holders of common units on a record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future.

Any action that is required or permitted to be taken by the common unitholders may be taken either at a meeting of the common unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units necessary to authorize or take that action at a meeting. Meetings of the common unitholders may be called by our general partner or by holders of at least 20% of the outstanding common units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the common units, in which case the quorum will be the greater percentage.

Except as described above under “—Change of Management Provisions,” each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See “—Issuance of Additional Securities.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require any limited partner or transferee to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish this information within 30 days after a request for the information, or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, then the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

In addition, in such circumstance, we will have the right to acquire all (but not less than all) of the units held by such limited partner or non-citizen assignee. The purchase price for such units will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for such purchase, and such purchase price will be paid (in the sole discretion of our general partner) either in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 5% annually and will be payable in three equal annual installments of principal and accrued interest, commencing one year after the purchase date.

Non-Taxpaying Holders; Redemption

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rate that can be charged to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units at their current market price held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status.

A non-taxpaying assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any affiliate of our partnership, our subsidiaries, our general partner, any departing general partner;

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as a manager, managing member officer, director, employee, agent, fiduciary or trustee of another person; and

•	any person whom the general partner designates as an indemnitee for purposes of our partnership agreement.

Our indemnification obligation arises only if the indemnified person did not act in bad faith or engage in fraud, willful misconduct or, in the case of a criminal matter, knowledge of the indemnified person’s unlawful conduct.

Any indemnification under these provisions will be only out of our assets. Our general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to us in connection with it. Our partnership agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us, and our partnership agreement does not place any aggregate limit on the amount of such reimbursements.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial and tax reporting purposes, our fiscal year end is December 31.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we also furnish or make available summary financial information within 90 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership and related amendments and powers of attorney under which they have been executed; and

•	information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

In our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. There is no limit on the number of times that we may be required to file registration statements pursuant to this obligation. We have also agreed to include any securities held by our general partner or any of its respective affiliates in any registration statement that we file to offer securities for cash, other than an offering relating solely to an employee benefit plan. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

OUR CASH DISTRIBUTION POLICY

Set forth below is a summary of the significant provisions of our partnership agreement that relate to our cash distributions.

General

The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner in its discretion, taking into account the terms of our partnership agreement. Our cash distribution policy reflects a basic judgment, given our current asset base, that our unitholders will be better served by the distribution of our available cash (which is defined in our partnership agreement and is net of any expenses and reserves established by our general partner) than by our retaining such available cash. It is the current policy of our general partner that we should increase our level of cash distributions per unit only when, in its judgment, it believes that:

•	we have sufficient reserves and liquidity for the proper conduct of our business; and

•	we can maintain such an increased distribution level for a sustained period.

The amount of “available cash,” which is defined in our partnership agreement, will be determined by our general partner after the completion of the distribution and will be based upon recommendations from our management. Because we believe that we will generally finance any expansion capital expenditures and investment capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. In addition, because we are not subject to entity-level U.S. federal income tax as a partnership, we have more cash to distribute to you than would be the case if we were subject to U.S. federal income tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash.

Minimum Quarterly Distributions

We currently intend to distribute to the holders of our Class D Preferred Units a quarterly distribution of approximately $0.54 per Class D Preferred Unit, or approximately $2.16 per Class D Preferred Unit per year, to the holders of Class E Preferred Units a quarterly distribution of approximately $0.67 per Class E Preferred Unit, or approximately $2.69 per Class E Preferred Unit per year, to the holders of our Class B Preferred Units on a quarterly basis at least a minimum quarterly distribution of $0.40 per unit, or $1.60 per unit per year, and to holders of our Class C Preferred Units on a quarterly basis at least a minimum quarterly distribution of $0.51 per unit, or $2.04 per unit per year, to the extent we have sufficient available cash after we establish appropriate reserves and pay fees and expenses, including payments to our general partner in reimbursement of costs and expenses it incurs on our behalf. Our minimum quarterly distribution is intended to reflect the level of cash that we expect to be available for distribution per common unit, preferred units and Class A Unit each quarter. There is no guarantee that we will pay the minimum quarterly distribution, or any distribution, in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default or an event of default is existing under our credit agreement.

It is the current policy of our general partner that we should raise our quarterly cash distribution only when our general partner believes that:

•	we have sufficient reserves and liquidity for the proper conduct of our business; and

•	we can maintain such an increased distribution level for a sustained period.

While this is our current policy, our general partner may alter the policy in the future when and if it determines such alteration to be appropriate.

Quarterly Distributions of Available Cash

Our partnership agreement requires that we make distributions of all available cash (as defined in our partnership agreement) within 45 days after the end of each quarter, beginning with the quarter ending March 31, 2012, to holders of record on the applicable record date.

For these purposes, “available cash” generally means, for any of our fiscal quarters:

•	all cash on hand at the end of the quarter (including amounts available for working capital purposes under a credit facility, commercial paper facility or other similar financing arrangement),

•	less the amount of cash reserves established by our general partner at the date of determination of available cash for the quarter in order to:

•	provide for the proper conduct of our business (including reserves for working capital, operating expenses, future capital expenditures and credit needs and potential acquisitions);

•	comply with applicable law and any of our debt instruments or other agreements; or

•	provide funds for distributions to (1) our unitholders for any one or more of the next four quarters or (2) with respect to our incentive distribution rights (provided that our general partner may not establish cash reserves for future distributions on our common units and Class A Units unless it determines that the establishment of such reserves will not prevent us from distributing the minimum distribution on all common units and Class A Units);

•	plus, if our general partner so determines, all or any portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under our credit facility or another arrangement and used solely for working capital purposes or to pay distributions to unitholders.

Operating Surplus and Capital Surplus

General

All cash we distribute to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus

Operating surplus generally means:

•	$60 million (as described below); plus

•	all of our cash receipts after the separation, including working capital borrowings but excluding cash from (1) borrowings that are not working capital borrowings, (2) sales of equity and debt securities and (3) sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	cash distributions paid on equity securities that we may issue after the separation to finance all or a portion of the construction, acquisition, development, replacement or improvement of a capital asset (such as equipment or reserves) during the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset begins producing in paying quantities, the date it is placed into service or the date that it is abandoned or disposed of; plus

•	cash distributions paid (including incremental incentive distributions) on equity issued to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap arrangements), or to pay construction period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	our operating expenditures (as defined below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Operating expenditures is defined in our partnership agreement, and generally means all of our cash expenditures, including but not limited to:

•	taxes;

•	reimbursement of expenses to our general partner and its affiliates;

•	payments made in the ordinary course of business on hedge contracts;

•	director and officer compensation;

•	repayment of working capital borrowings;

•	debt service payments; and

•	estimated maintenance capital expenditures,

Operating expenditures, however, do not include:

•	repayment of working capital borrowings previously deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus when the repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our unitholders and distributions with respect to our incentive distribution rights; or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $60 million of cash that we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including in the definition of operating surplus certain cash distributions on equity securities would be to increase operating surplus by the amount of the cash distributions. As a result, we may also distribute as operating surplus up to the amount of the cash distributions we receive from non-operating sources.

None of actual maintenance capital expenditures, investment capital expenditures or expansion capital expenditures are subtracted from operating surplus. Because actual maintenance capital expenditures, investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all of the portion of the construction, acquisition, development, replacement or improvement of a capital asset (such as equipment or reserves) during the period from when we enter into a binding commitment to commence the construction, acquisition, development or improvement of a capital asset or replacement of a capital asset until the earlier to occur of the date any such capital asset is placed into service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus (except, in the case of maintenance capital expenditures, to the extent such interest payments and distributions are included in estimated maintenance capital expenditures).

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, actual maintenance capital expenditures and investment capital expenditures do not.

Maintenance Capital Expenditures

Maintenance capital expenditures are those capital expenditures we expect to make on an ongoing basis to maintain our current production levels over the long term. We expect that a primary component of maintenance capital expenditures will be capital expenditures associated with the replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage and other similar assets), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil or natural gas property, including to offset expected production declines from producing properties. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of a replacement asset that is paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction or development of the replacement asset and ending on the earlier to occur of the date the replacement asset is placed into service or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus. To address this issue, our partnership agreement will require that an estimate of the average quarterly maintenance capital expenditures (including estimated plugging and abandonment costs) necessary to maintain our asset base over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year. We will make the estimate at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future estimated maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. Any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter;

•	it will increase our ability to distribute as operating surplus cash we receive from non-operating sources;

•	in quarters where estimated maintenance capital expenditures exceed actual maintenance capital expenditures, it will be more difficult for us to raise our distributions above the minimum quarterly distribution, because the amount of estimated maintenance capital expenditures will reduce the amount of cash available for distribution to our unitholders, even in quarters where there are no corresponding actual capital expenditures; conversely, the use of estimated maintenance capital expenditures in calculating operating surplus will have the opposite effect for quarters in which actual maintenance capital expenditures exceed our estimated maintenance capital expenditures; and

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distribution rights.

Expansion Capital Expenditures

Expansion capital expenditures are those capital expenditures that we expect will increase the production of our and gas properties over the long term. Examples of expansion capital expenditures include the acquisition of reserves or equipment, the acquisition of new leasehold interests, or the development, exploitation and production of an existing leasehold interest, to the extent such expenditures are incurred to increase the production of our oil and gas properties over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of a capital improvement that is paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction or development of the capital improvement and ending on the earlier to occur of the date the capital improvement is placed into service or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment Capital Expenditures

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of our undeveloped properties in excess of the maintenance of our asset base, but which are not expected to expand our asset base for more than the short term.

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by the board of directors of our general partner based upon its good faith determination.

Definition of Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings (including sales of debt securities) other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

We treat all available cash distributed as distributed from operating surplus until the sum of all available cash distributed since we began operations equals our total operating surplus from the date that we began operations until the end of the quarter that immediately preceded the distribution. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus includes up to $60 million which does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and borrowings that would otherwise be distributed as capital surplus. We do not currently anticipate that we will make any distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

We will make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, pari passu (A) to the holders of Class B Preferred Units, Class D Preferred Units and Class E Preferred Units, pro rata, until there has been distributed in respect of each Class B Preferred Unit then outstanding an amount equal to $0.40 and in respect of each Class D Preferred Unit and Class E Preferred Unit then outstanding an amount equal to the quarterly distribution set forth in the certificates of designation for the Class D Preferred Units and Class E Preferred Units and (B) to the holders of the Class A Units, pro rata, in an amount equal to 2.0202% of the amount distributed with respect to the Class B Preferred Units pursuant to clause (A) above;

•	second, 2% to the holders of our Class A Units and 98% to the holders of our Class C Preferred Units, each pro rata, until there has been distributed in respect of each Class C Preferred Unit then outstanding the amount specified in the certificate of designation for the Class C Preferred Units;

•	third, to the holders of the incentive distribution rights, (A) 13/85ths of such amount paid pursuant to “second” above that is between $0.46 per outstanding unit for such quarter, which we refer to as the “first target distribution,” and $0.50 per outstanding unit for such quarter, which we refer to as the “second target distribution”; (B) 23/75ths of such amount paid pursuant to “second” above that is between the second target distribution and $0.60 per outstanding unit for such quarter, which we refer to as the “third target distribution”; and (C) 48/50ths of such amount paid pursuant to “second” above that is over the third target distribution for such quarter;

•	fourth, 2% to the holders of our Class A Units and 98% to the holders of our common units, each pro rata, until there has been distributed in respect of each common unit then outstanding an amount equal to the minimum quarterly distribution for such quarter;

•	fifth, 2% to the holders of our Class A Units and 98% to the holders of our common units and Class B Preferred Units, each pro rata, until there has been distributed in respect of each common unit and Class Preferred B Unit then outstanding an amount equal to the first target distribution for such quarter; and

•	after that, in the manner described in “Cash Distribution Policy—Incentive Distribution Rights.”

Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

1.	any net increase in working capital borrowings with respect to that period; and

2.	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period,

and plus:

3.	any net decrease in working capital borrowings made with respect to that period;

4.	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; and

5.	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to item 2 above.

Operating surplus generated during a period is equal to the difference between:

•	the operating surplus determined at the end of that period; and

•	the operating surplus determined at the beginning of that period.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing amounts of quarterly distributions of available cash from operating surplus after we have made payments in excess of the first target distribution and the tests described below have been met. Our general partner currently holds all of the incentive distribution rights, but may transfer these rights separately from its general partner interest in us, without the consent of the unitholders.

We will make incentive distributions to the holders of our incentive distribution rights for any quarter in which we have distributed available cash from operating surplus to our unitholders in an amount equal to the first target distribution, as follows:

•	first, 2% to the holders of our Class A Units and 85% to the holders of our common units and Class B Preferred Units, each pro rata, and 13% to the holders of the incentive distribution rights, until there has been distributed in respect of each common unit and Class B Preferred Unit then outstanding an amount equal to the second target distribution for such quarter;

•	second, 2% to the holders of our Class A Units and 75% to the holders of our common units and Class B Preferred Units, each pro rata, and 23% to the holders of the incentive distribution rights, until there has been distributed in respect of each common unit and Class B Preferred Unit then outstanding an amount equal to the third target distribution for such quarter; and

•	after that, 2% to the holders of our Class A Units and 50% to the holders of our common units and Class B Preferred Units, each pro rata, and 48% to the holders of the incentive distribution rights.

The Class A Units represent a 2% general partner interest in us, and the holder of such units are entitled to 2% of our cash distributions, without any requirement to make a capital contribution to us. The 2% sharing ratio of the Class A Units will not be reduced if we issue additional common units in the future. Because the 2% sharing ratio will not be reduced if we issue additional common units, and in order to ensure that each Class A Unit represents the same percentage economic interest in Atlas Resource Partners as one common unit, if we issue additional common units, we will also issue to our general partner, for no additional consideration and without any requirement to make a capital contribution, an additional number of Class A Units so that the total number of outstanding Class A Units after such issuance equals 2% of the sum of the total number of common units and Class A Units after such issuance.

Right to Reset Incentive Distribution Levels

The holder of our incentive distribution rights, which will initially be our general partner, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right.

Notwithstanding the foregoing, the general partner does not have the right to reset the minimum quarterly distributions payable to holders of our Class B Preferred Units or Class C Preferred Units without the consent of such holders. Upon a reset of the minimum quarterly distribution amount as set forth herein, holders of Class B Preferred Units shall continue to have the right to receive distributions equal to the greater of (i) $0.40 and (ii) the quarterly distribution payable to holders of common units for the most recently completed quarter, in each case multiplied by the number of common units into which such Class B Preferred Unit is then convertible, and holders of Class C Preferred Units shall continue to have the right to receive distributions equal to the greater of (i) $0.51 and (ii) the quarterly distribution payable to holders of common units for the most recently completed quarter, in each case multiplied by the number of common units into which such Class C Preferred Unit is then convertible.

The right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of the board of directors of our general partner, at any time when we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels are described below and will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset and there will be no incentive distributions paid under the reset target distribution levels. We anticipate that the holder of our incentive distribution rights would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to such holder.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment of incentive distribution payments based on the target cash distributions prior to the reset, the holder of our incentive distribution rights will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by such holder for the two quarters prior to the reset event, as compared to the average cash distributions per common unit during this period.

The number of common units that the holder of our incentive distribution rights would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to:

•	the average amount of cash distributions received by the holder of our incentive distribution rights in respect of such rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election; divided by

•	the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per Class A Unit and common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that after distributions to holders of our Preferred Units, we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 2% to holders of our Class A Units and 98% to the holders of our common units, each pro rata, until each holder receives an amount per unit equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 2% to the holders of our Class A Units and 85% to the holders of our common units, each pro rata, and 13% to our general partner, until each holder of our Class A Units and holder of our common units receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•	third, 2% to the holders of our Class A Units and 75% to the holders of our common units, each pro rata, and 23% to our general partner, until each holder of our Class A Units and holder of our common units receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 2% to the holders of our Class A Units and 50% to the holders of our common units, each pro rata, and 48% to our general partner.

The holder of our incentive distribution rights will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

We distribute available cash from capital surplus, if any, in the following manner:

•	first, pari passu (A) to the holders of Class B Preferred Units, Class D Preferred Units and Class E Preferred Units, pro rata, until (i) a hypothetical holder of a Class B Preferred Unit acquired on the date the Class B Preferred Units were initially issued has received with respect to such Class B Preferred Unit, during the period since the date the Class B Preferred Units were initially issued through such distribution date, distributions of available cash that are deemed to be capital surplus in an aggregate amount equal to the face value of the Class B Preferred Units set forth in the certificate of designation for the Class B Preferred Units and (ii) a hypothetical holder of a Class D Preferred Unit or Class E Preferred Unit acquired on the date such units were initially issued has received with respect to such units, during the period since the date such units were initially issued through such distribution date, distributions of available cash that are deemed to be capital surplus in an aggregate amount equal to the face value of the Class D Preferred Units and Class E Preferred Units set forth in the certificates of designation for such units, and (B) to the holders of Class A Units, pro rata, in an amount equal to 2.0202% of the amounts distributed with respect to the Class B Preferred Units pursuant to clause (A) above;

•	second, 2% to the holders of our Class A Units and 98% to the holders of Class C Preferred Units, pro rata, until a hypothetical holder of a Class C Preferred Unit acquired on the date the Class C Preferred Units were initially issued has received aggregate distributions of available cash that are deemed to be capital surplus in an amount equal to the face value of the Class C Preferred Units;

•	third, 2% to the holders of our Class A Units and 98% to the holders of our common units, pro rata, until distributions have been paid on each common unit from capital surplus in an aggregate amount equal to the initial unrecovered unit price (as defined below); and

•	after that, we will distribute all available cash from capital surplus as if it were from operating surplus.

Our partnership agreement treats a distribution from capital surplus as the repayment of an investment in our units, which we refer to as the “unrecovered unit price.” The initial “unrecovered unit price” will be equal to the average of the closing prices of an Atlas Resource Partners common unit on the NYSE for the five trading days immediately following the completion of the distribution. Any distributions from capital surplus after the distribution will reduce the unrecovered unit price. In addition, any distribution of capital surplus will also reduce the minimum quarterly distribution, the first target distribution, the second target distribution and the third target distribution, which we refer to in this document as “target distribution levels.” Each of the target distribution levels will be reduced in connection with a distribution of capital surplus to an amount equal to the then-applicable target distribution level multiplied by a fraction, the numerator of which is the unrecovered unit price immediately prior to such distribution of capital surplus, and the denominator of which is the unrecovered unit price immediately after such distribution of capital surplus.

After the minimum quarterly distribution and the target distribution levels have been reduced to zero, we will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, our general partner will then be entitled to receive 50% of all distributions of available cash in its capacity as general partner and holder of the incentive distribution rights, in addition to any distributions to which it may be entitled as a holder of units.

Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjustments made upon a distribution of available cash from capital surplus, we will proportionately adjust the minimum quarterly distribution, target distribution levels and any other amounts calculated on a per unit basis upward or downward, as appropriate, if any combination or subdivision of common units occurs. For example, if a two-for-one split of the common units occurs, we will reduce the minimum quarterly distribution and the target distribution levels.

We will not make any adjustment for the issuance of additional common units for cash or property.

We may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

•	the minimum quarterly distribution and each of the target distribution levels, and

•	one minus the sum of:

•	the highest marginal federal income tax rate which could apply to the partnership that is taxed as a corporation plus

•	the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, income tax rate of 40%, then we would reduce the minimum quarterly distribution and the target distribution levels to 60% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation

When we commence dissolution and liquidation, we will sell or otherwise dispose of our assets and adjust the partners’ capital account balances to reflect any resulting gain or loss. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law. Then we will pay $26.03 per Class B Preferred Unit plus all unpaid distributions to the holders of the Class B Preferred Units, and $25.00 per Class D Preferred Unit and Class E Preferred Unit plus all unpaid distributions to the holders of such units, in each case subject to adjustment. Then we will pay $23.10 per Class C Preferred Unit plus all unpaid distributions to the holders of the Class C Preferred Units, subject to adjustment. After that, we will distribute the proceeds to the other unitholders and our general partner in accordance with their capital account balances, as so adjusted.

We maintain capital accounts in order to ensure that the partnership’s allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner’s capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner’s capital account is credited with (increased by) the following items:

•	the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership, and

•	the partner’s share of “book” income and gain (including income and gain exempt from tax).

A partner’s capital account is debited with (reduced by) the following items:

•	the amount of cash and fair market value (net of liabilities) of property distributed to the partner, and

•	the partner’s share of loss and deduction (including some items not deductible for tax purposes).

Partners are entitled to liquidating distributions in accordance with their capital account balances. Upon our liquidation, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	first, to our partners who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 2% to the holders of our Class A Units and 98% to the holders of our common units, each pro rata, until the capital account for each common unit is equal to the sum of:

•	the unrecovered unit price, and

•	the amount of the unpaid minimum quarterly distribution for the quarter during which our liquidation occurs;

•	third, 2% to the holders of our Class A Units and 98% to holders of our common units, each pro rata, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence, less

•	the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 2% to the holders of our Class A Units and 98% to the holders of our common units, each pro rata, for each quarter of our existence;

•	fourth, 2% to the holders of our Class A Units and 85% to the holders of our common units, each pro rata, and 13% to the holders of the incentive distribution rights, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence, less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 2% to the holders of our Class A Units and 85% to the holders of our common units, each pro rata, and 13% to the holder of our incentive distribution rights for each quarter of our existence; and

•	fifth, 2% to the holders of our Class A Units and 75% to the holders of our common units, each pro rata, and 23% to the holder of our incentive distribution rights, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence, less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 2% to the holders of our Class A Units and 75% to the holders of our common units, each pro rata, and 23% to the holder of our incentive distribution rights for each quarter of our existence; and

•	after that, 50% to the holders of our common units and 2% to the holders of our Class A Units, each pro rata, and 48% to the holder of our incentive distribution rights.

Upon our liquidation, any loss will generally be allocated to our general partner and the unitholders in the following manner:

•	first, 2% to the holders of our Class A Units and 98% to the holders of our common units, each pro rata, until the capital accounts of the common unitholders have been reduced to zero; and

•	after that, 100% to our general partner.

In addition, we will make interim adjustments to the capital accounts at the time we issue additional equity interests or make distributions of property. We will base these adjustments on the fair market value of the interests or the property distributed and we will allocate any gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests or our distributions of property or upon our liquidation in a manner which results, to the extent possible, in the capital account balances of our general partner equaling the amount which would have been our general partner’s capital account balances if we had not made any earlier positive adjustments to the capital accounts.

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment, given our current asset base, that our unitholders will be better served by our distributing our available cash rather than our retaining it. It is the current policy of our general partner that we should increase our level of cash distributions per unit only when, in its judgment, it believes that:

•	we have sufficient reserves and liquidity for the proper conduct of our business, and

•	we can maintain such an increased distribution level for a sustained period.

The amount of available cash will be determined by our general partner for each calendar quarter after the distribution and will be based upon recommendations from our management. Because we believe that we will generally finance any expansion capital expenditures and investment capital expenditures from external financing sources, we believe that our unitholders are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Restrictions and Limitations on Our Ability to Make Distributions

We cannot guarantee that unitholders will receive cash distributions from us or that we can or will maintain any increases in our cash distributions. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

•	Other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to our general partner’s authority to establish reserves and other limitations, our unitholders have no contractual or other legal right to receive distributions;

•

Our general partner will have broad discretion to establish reserves for the prudent conduct of our business and for future cash distributions, and the establishment of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish or increase reserves made by our general partner in good faith will be binding on the unitholders. We intend to reserve a portion of our cash generated from operations to fund our exploration and development capital expenditures. Over a longer period of time, if our general partner does not set aside sufficient cash reserves or make sufficient cash expenditures to maintain our asset base, we will be unable to pay the minimum quarterly distribution from cash generated from operations and would therefore expect to reduce our distributions. If our asset base decreases and we do not reduce our distributions, a portion of the distributions may be considered a return of part of our unitholders investment in us as opposed to a return on our unitholders’ investment;

•	Our ability to make distributions of available cash will depend primarily on our cash flow from operations, which will fluctuate primarily based on commodity prices, production volumes, investor funds raised and the number of wells we drill;

•	Even if we do not modify our cash distribution policy, the amount of distributions we pay and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement, our credit facility and any other debt agreements we may enter into in the future;

•	Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets;

•	If and to the extent our cash available for distribution materially declines, we may reduce our distribution in order to service or repay our debt or fund expansion capital expenditures;

•	Our cash distribution policy is subject to restrictions on distributions under our credit facility and may be subject to restrictions under other debt agreements that we may enter into in the future. If we are unable to satisfy these restrictions, or if a default occurs under our credit facility (including a default of financial and other covenants), we would be prohibited from making cash distributions to our unitholders notwithstanding our stated cash distribution policy;

•	We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including the amount of natural gas and oil we produce, the price at which we sell our natural gas and oil, the level of our operating costs, our ability to acquire, locate and produce new reserves, results of our hedging activities, the number of wells we drill, the amount of funds we raise through our investment partnerships, the level of our interest expense, principal and interest payments on our outstanding debt, tax expenses, and the level of our capital expenditures. See “Risk Factors” for information regarding these factors;

•	Although our partnership agreement requires us to distribute our available cash, our partnership agreement may be amended with the approval of our general partner and a majority of our outstanding common units;

•	Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available to pay cash distributions to our unitholders;

•	If and to the extent our cash available for distribution materially declines, we may reduce our distribution in order to service or repay our debt or fund growth capital expenditures;

•

Our ability to make distributions to our unitholders depends on the performance of our operating subsidiaries and their ability to distribute cash to us. The ability of our operating subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations;

•	All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us equals the cumulative operating surplus from the date that we began operations through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components that represent non-operating sources of cash, including a $60 million cash basket and working capital borrowings. Consequently, it is possible that distributions from operating surplus may represent a return of capital. For example, the $60 million cash basket would allow us to distribute as operating surplus cash proceeds we receive from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, which would represent a return of capital. Distributions representing a return of capital could result in a corresponding decrease in our asset base. Additionally, any cash distributed by us in excess of operating surplus will be deemed to be capital surplus as the repayment of the initial investment in our units, which is similar to a return of capital. Distributions from capital surplus could result in a corresponding decrease in our asset base. We do not currently anticipate that we will make any distributions from capital surplus.

Our Cash Distribution Policy Limits Our Ability to Grow

Because we distribute our available cash, our growth may not be as significant as businesses that reinvest their available cash to expand ongoing operations. If we issue additional limited partnership units or incur debt to fund acquisitions and expansion and investment capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units.

Our Ability to Grow is Dependent on Our Ability to Have Access to External Expansion Capital

Because we expect that we will distribute our available cash from operations to our unitholders each quarter in accordance with the terms of our partnership agreement, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any expansion and investment capital expenditures and any acquisitions. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand their ongoing operations. To the extent that we issue additional units in connection with any expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our distribution levels. There are no limitations in our partnership agreement on our ability to issue additional units, except for the rights of the Class B Preferred Units to approve issuances of securities senior to, or pari passu with, such units, and the rights of the Class D and Class E Preferred Units to approve issuances of securities senior to such units (See “Our Partnership Agreement–Issuance of Additional Securities”). The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

TAX CONSIDERATIONS

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Ledgewood, P.C., tax counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge you to consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to you of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Ledgewood and are based on the accuracy of the representations made by us.

We have not received, and will not request, a ruling from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Ledgewood. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Ledgewood has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees of Common Units and “—Disposition of Units—Allocations Between Transferors and Transferees of Class D and Class E Preferred Units”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Disposition of Units—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in its partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “qualifying income exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Ledgewood is of the opinion that at least 90% of our current gross income constitutes qualifying income.

We have not received, and will not seek, a ruling from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Ledgewood that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.

In rendering its opinion, Ledgewood has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Ledgewood has relied are:

•	Neither we nor our operating partnership or any operating subsidiary has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Ledgewood has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Ledgewood’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Counsel is also of the opinion, based upon and in reliance upon those same representations set forth under “—Partnership Status,” that

•	assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to such units for federal income tax purposes. See “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

Class D and Class E Preferred Unitholder Status

The tax treatment of our Class D and Class E Preferred Units is uncertain. Although the IRS may disagree with our treatment, we will treat holders of our Class D and Class E Preferred Units as partners entitled to a guaranteed payment for the use of capital on their units. If the Class D and Class E Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and distributions on the Class D and Class E Preferred Units would constitute ordinary interest income to the holders of Class D and Class E Preferred Units.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each common unitholder is required to report on his or her income tax return his or her allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to that unitholder. Consequently, we may allocate income to our common unitholders although we have made no cash distribution to them. Each common unitholder will be required to include in income his or her allocable share of our income, gain, loss and deduction for our taxable year ending with or within his or her taxable year.

Treatment of Common Unit Distributions. Our distributions generally will not be taxable for federal income tax purposes to the extent of a unitholder’s tax basis in his or her common units immediately before the distribution. Our cash distributions in excess of that tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a common unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a common unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. See “—Limitations on Deductibility of Our Losses.”

A decrease in a common unitholder’s percentage interest in us because of our issuance of additional common units will decrease his or her share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a common unitholder, regardless of his or her tax basis in our common units, if the distribution reduces his or her share of our “unrealized receivables,” including depreciation recapture, or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, known collectively as “Section 751 assets.” To that extent, a common unitholder will be treated as having been distributed his or her proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him or her. This latter deemed exchange will generally result in the common unitholder’s realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of:

•	the non-pro rata portion of that distribution over

•	his or her tax basis for the share of Section 751 assets deemed relinquished in the exchange.

Treatment of Class D and Class E Preferred Unit Distributions. We will treat distributions on the Class D and Class E Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Class D and Class E Preferred Units as ordinary income and will be deductible by us. Although a holder of Class D or and Class E Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, the partnership anticipates accruing and making the guaranteed payment distributions quarterly. Otherwise, the holders of Class D and Class E Preferred Units are generally not anticipated to share in the partnership’s items of income, gain, loss or deduction, nor will the partnership allocate any share of its nonrecourse liabilities to the holders of Class D and Class E Preferred Units.

Ratio of Taxable Income to Distributions for Common Units. In prior taxable years, our common unitholders received cash distributions that exceeded the amount of taxable income allocated to the common unitholders. This excess was partially the result of depreciation deductions, but was primarily the result of special allocations to our general partner of taxable income earned by our operating subsidiary which caused a corresponding reduction in the amount of taxable income allocable to us. Since these special allocations increased our general partner’s capital account, the distribution it would receive upon our liquidation will be increased and distributions to unitholders would be correspondingly reduced. It is possible that upon liquidation common unitholders will recognize taxable income in excess of liquidation distributions.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. In addition, there is a 3.8% Medicare tax on certain investment income earned by individuals. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. The tax will be imposed on the lesser of (1) the unitholder’s net income from all of its investments, or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly), $125,000 (if the unitholder is married and filing separately), and $200,000 (for all others).

Alternative Minimum Tax. Although we do not expect to generate significant tax preference items or adjustments, each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax.

Basis of Common Units. A unitholder’s initial tax basis for his or her common units will be the amount he or she paid for the common units plus his or her share of our nonrecourse liabilities. That basis will be increased by his or her share of our income and by any increases in his or her share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him or her, by his or her share of our losses, by any decreases in his or her share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Basis of Class D and Class E Preferred Units. A unitholder’s initial tax basis for his, her or its Class D or Class E Preferred Units will be the amount he or she paid for the units. A unitholder’s basis in his, her or its Class D or Class E Preferred Units will not be affected by distributions on such units. We do not anticipate that a holder of Class D or Class E Preferred Units will be allocated any share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own common units and Class D or Class E Preferred Units, please consult your tax advisor with respect to determining the consequences of a guaranteed payment on your basis in your units.

Limitations on Deductibility of Our Losses for Common Unitholders. The deduction by a common unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder or a corporate unitholder that is subject to the “at risk” rules (for example, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than its tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a common unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to his or her share of our nonrecourse liabilities, reduced by any amount of money he or she borrows to acquire or hold the units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A common unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or your investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a common unitholder’s share of our income may be deducted in full when the unitholder disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A common unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

Limitations on Deductibility of Losses for Class D and Class E Preferred Units. A holder of Class D or Class E Preferred Units will only be allocated loss to the extent the capital accounts of our common unitholders have been reduced to zero. Although it is not anticipated that a holder of Class D or Class E Preferred Units would be allocated loss, the deductibility of any such allocation may be limited for various reasons. In the event that you are allocated loss as a holder of a Class D or Class E Preferred Unit, please consult your tax advisor as to the application of any limitation to the deductibility of that loss.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” As noted, a unitholder’s share of our net passive income will be treated as investment income for this purpose. In addition, a unitholder’s share of our portfolio income will be treated as investment income. Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of Income, Gain, Loss and Deductions for Common Units. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to it to the extent of these distributions. See “—Ratio of Taxable Income to Distributions for Common Units.” If we have a net loss for the entire year, the amount of that loss will generally be allocated first to our general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

As required by the Internal Revenue Code some items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner referred to in this discussion as “contributed property,” and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of this offering. The effect of these allocations to a unitholder purchasing common units will be essentially the same as if the tax basis of our assets were equal to their fair market value as of the date of this prospectus. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Ledgewood is of the opinion that, with the exception of the issues described in “—Disposition of Units—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees of Common Units and —Allocations Between Transferors and Transferees of Class D and Class E Preferred Units,” allocations under our partnership agreement will be recognized for federal income tax purposes in determining a partner’s share of an item of our income, gain, loss or deduction.

Allocation of Income, Gain, Loss and Deductions for Class D and Class E Preferred Units. If we have a net profit, our items of income, gain, loss and deduction will be allocated among our holders of units other than

Class D and Class E Preferred Units in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated among all of our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts. Because holders of Class D and Class E Preferred Units will not receive allocations of our gross income, such holders will not be entitled to deductions for percentage depletion.

Generally, holders of Class D and Class E Preferred Units will have a capital account equal to the liquidation preference of each Class D or Class E Preferred Unit, or $25.00, without regard to the price paid for such units, but will have an initial tax basis with respect to such units equal to the price paid for such units. To the extent the purchase price paid for a Class D or Class E Preferred Unit sold by us exceeds the liquidation preference of such unit, we will have income that will be allocated to the holders of our common units. We will not have a loss, however, if the purchase price paid for a Class D or Class E Preferred Unit sold by us is less than the liquidation preference of such unit.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders and our general partner. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event he could file a claim for credit or refund.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of ownership of those units. If so, the unitholder would no longer own units for federal income tax purposes during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

•	any cash distributions we make to that unitholder with respect to those units would be fully taxable; and

•	all of those distributions would appear to be treated as ordinary income.

Unitholders desiring to assure ownership of their units for tax purposes and avoid these consequences should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also “—Disposition of Units—Recognition of Gain or Loss.” Because the IRS has not announced the results of its study and there is no authority addressing the treatment of short sales of partnership interests, Ledgewood is unable to opine on the treatment of such short sales.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the accrual method of accounting and the tax year ending December 31 for federal income tax purposes. Each unitholder must include in income his or her share of our income, gain, loss and deduction for our taxable year(s) ending within or with his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31, and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year, must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to report income for his or her taxable year for his or her share of more than one year of our income, gain, loss and deduction.

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for that property will be borne by our general partner and the unitholders. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deductions for Common Units.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we acquire or construct is depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture those deductions as ordinary income upon a sale of his units. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deductions for Common Units” and “—Disposition of Units—Recognition of Gain or Loss.”

Uniformity of Units. We must maintain economic and tax uniformity of the common units, Class D Preferred Units and Class E Preferred Units to all holders. A lack of tax uniformity can result from a literal application of Treasury Regulation Sections 1.167(c)-1(a)(6) and 1.197-2(g)(3). Any resulting non-uniformity could have a negative impact on the value of the common units by reducing the tax deductions available to a purchaser of units. See “—Disposition of Units—Section 754 Election.”

We intend to continue to depreciate or amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property in a way that will avoid non-uniformity of tax treatment among unitholders. See “—Disposition of Units—Section 754 Election.” If we determine that this position cannot reasonably be taken, we may adopt a different position in an effort to maintain uniformity. This could result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The IRS may challenge any method of depreciating the Section 743(b) adjustment we adopt. If such a challenge were made and sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See “— Disposition of Units—Recognition of Gain or Loss.”

Valuation of Our Properties. The federal income tax consequences of the ownership and disposition of units depends in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many of the relative fair market value estimates ourselves. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to such adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis in the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus his or her share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price is less than his original cost.

Should the IRS successfully contest our method of depreciating or amortizing the Section 743(b) adjustment, described under “—Section 754 Election,” attributable to contributed property, a unitholder could realize additional gain from the sale of units than had our method been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Due to the lack of final regulations, Ledgewood is unable to opine as to the validity of the convention but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20% plus the 3.8% Medicare tax. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on that sale. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, Treasury regulations allow a selling unitholder, who can identify units transferred with an ascertainable holding period, to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will not be able to select high or low basis common units to sell, as would be the case with corporate stock, but may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees of Common Units. Our taxable income and losses are determined annually, prorated on a monthly basis and apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction accrued after the date of transfer.

The use of this method may not be permitted under existing Treasury regulations. Accordingly, Ledgewood is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury regulations.

A unitholder who owns common units at any time during a quarter and who disposes of them before the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Allocations Between Transferors and Transferees of Class D and Class E Preferred Units. The accrued distributions treated as guaranteed payments for the use of capital will be allocated to holders of Class D and Class E Preferred Units owning Class D and Class E Preferred Units as of the opening of the applicable exchange on the first business day of the month, or the Allocation Date, and those holders will also be entitled to receive the distribution of the guaranteed payment payable with respect to their units on or about the 15th business day of the month. Purchasers of Class D or Class E Preferred Units after the Allocation Date will therefore not be allocated accrued distributions or be entitled to a cash distribution on their Class D or Class E Preferred Units until the next Allocation Date.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) to reflect his or her purchase price. This election does not apply to a person who purchases common units directly from us. The adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components:

•	his or her share of our tax basis in our assets (“common basis”); and

•	his or her Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have), a portion of the adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), an adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. A literal application of these different rules results in lack of uniformity. Under our partnership agreement, our general partner is authorized to adopt a position intended to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. See “—Tax Treatment of Operations—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property previously contributed to us, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property. If this contributed property is not amortizable, we will treat that portion as non-amortizable. This method is consistent with the regulations under Section 743. This method, however, is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment exceeds that amount, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a different position which could result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See “—Tax Treatment of Operations—Uniformity of Units.”

The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to allocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

A Section 754 election is advantageous if the transferee’s tax basis in his or her units is higher than the units’ share of the aggregate tax basis of our assets immediately before the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his or her share of our assets for purposes of calculating, among other items, his or her depreciation and depletion deductions and share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her units is lower than the units’ share of the aggregate tax basis of our assets immediately before the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. There is no assurance that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Dissolutions and Terminations

Upon our dissolution, our assets will be sold and any resulting gain or loss will be allocated among our general partner and the unitholders. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deductions for Common Units and —Allocation of Income, Gain, Loss and Deductions for Class D and Class E Preferred Units.” We will distribute all cash to our general partner and unitholders in liquidation in accordance with their positive capital account balances. See “Our Partnership Agreement—Cash Distribution Policy—Distributions of Cash on Liquidation” in the accompanying prospectus.

We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year might result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. See “—Tax Treatment of Operations—Accounting Method and Taxable Year.” We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a common unitholder which is a tax-exempt organization will be unrelated business taxable income and thus will be taxable to that unitholder. The treatment of guaranteed payments for the use of capital to a Class D or Class E Preferred Unit holder that is tax exempt investors is not certain, and such payments may be treated as unrelated business taxable income for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning our Class D or Class E Preferred Units.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. The American Jobs Creation Act of 2004 generally treats income from the ownership of a “qualified publicly traded partnership” as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. Accordingly, we anticipate that all of our income will be treated as qualified income to a regulated investment company.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of our units. As a consequence they will be required to file federal tax returns reporting their share of our income, gain, loss or deduction (in the case of holders of common units) or their share of income from guaranteed payments (in the case of holders of Class D and Class E Preferred Units) and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership’s income that is effectively connected with the conduct of a United States trade or business and which is allocable to foreign partners. Under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate on cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or W-8 BEN-E in order to obtain credit for the taxes withheld.

Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in its “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Information Returns and Audit Procedures. We furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which is generally not reviewed by counsel, we take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder’s share of income, gain, loss and deduction. We cannot assure you that those accounting and reporting positions will yield a result that conforms with the requirements of the Internal Revenue Code, regulations, or administrative interpretations of the IRS. We also cannot assure you that the IRS will not successfully contend in court that those accounting and reporting positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

Holders of Class D and Class E Preferred Units will receive specific tax information from us, including a Schedule K-1 which generally would be expected to provide a single income item equal to the preferred return. Notwithstanding the rules described above under “—Basis of Class D and Class E Preferred Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and Class D or Class E Preferred Units due to administrative reporting limitations.

The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of that unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the “tax matters partner” for these purposes. The partnership agreement appoints our general partner as our tax matters partner.

The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits and by unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) is audited by the IRS. See “Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the Internal Revenue Code:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described below under “—Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any “reportable transactions.”

Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction allocated to unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the current valuation, the penalty imposed increases to 40%.

Registration as a Tax Shelter. We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 99344000008. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the American Jobs Creation Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the American Jobs Creation Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

Foreign Account Tax Compliance Act (FATCA)

FATCA imposes a U.S. federal withholding tax of 30% on payments of (i) interest, dividends other fixed or determinable annual or periodical gains, profits and income from sources within the United (“FDAP Income”) and (ii) gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) to a “foreign financial institution” (as specifically defined for this purpose) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). A U.S. federal withholding tax of 30% generally applies to dividends and the Gross Proceeds of a disposition of our units to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under applicable final Treasury Regulations, the withholding provisions described above will generally apply to payments of FDAP Income made on or after July 1, 2014 and to payments of Gross Proceeds on or after January 1, 2017. Holders of our units who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, that are not considered effectively connected with a U.S. trade or business (See “Tax-Exempt Organizations and Other Investors”) pursuant to the rules described above. You should consult your tax advisors regarding the application of these withholding provisions.

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his or her investment in us. We currently own property or do business in Alabama, Arkansas, Colorado, Indiana, Kansas, Kentucky, Louisiana, Michigan, Nebraska, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia, West Virginia and Wyoming. Each of these states, except Texas, currently imposes a personal income tax. We may also own property or do business in other states in the future. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our anticipated future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his or her investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him or her. Ledgewood has not rendered an opinion on the state or local tax consequences of an investment in us.

Investment by Employee Benefit Plans

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether, in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things,

•	the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because we satisfy the first requirement above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

Oil and Natural Gas Taxation

Depletion Deductions

Subject to the limitations on deductibility of losses as described under “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Our Losses for Common Unitholders,” common unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code requires each common unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our common unitholders with information relating to this computation for federal income tax purposes. Each common unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to common unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the common unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the common unitholder from the property for each taxable year, computed without the depletion allowance. A common unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the common unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a common unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the common unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Common unitholders who do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the common unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and mcf of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the common unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a common unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the common unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the common unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the common unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, see “—Recent Legislative Developments.” We encourage each prospective common unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs

We elect to currently deduct intangible drilling and development costs, which we refer to as IDCs. IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each common unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a common unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an “independent producer” that is not subject to these IDC deduction limits, a common unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a common unitholder of interests in us. Recapture is generally determined at the common unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. See “Tax Considerations—Disposition of Units—Recognition of Gain or Loss.”

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, see “—Recent Legislative Developments.”

Note that this discussion of IDCs relates to our direct drilling operations. IDCs incurred with respect to our investment partnerships are allocated to the investor limited partners and thus are not available to our common unitholders.

Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed under “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Our Losses for Common Unitholders,” common unitholders will be entitled to a deduction, which we refer to as the Section 199 deduction, equal to 9% of the lesser of (i) our qualified production activities income that is allocated to such common unitholder or (ii) the common unitholder’s taxable income, but not to exceed 50% of such common unitholder’s allocable share of the IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts, as described below.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each common unitholder must aggregate his share of the qualified production activities income allocated to him from us with the common unitholder’s qualified production activities income from other sources. Each common unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the common unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. See “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Our Losses for Common Unitholders.”

The amount of a common unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each common unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the common unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our common unitholders, and thus a common unitholder’s ability to claim the Section 199 deduction may be limited.

A common unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the taxpayer for the taxable year, (ii) the qualified production activities income of the taxpayer for the taxable year, or (iii) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to common unitholders. Further, because the Section 199 deduction is required to be computed separately by each common unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the common unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, see “—Recent Legislative Developments.” Each prospective common unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs

The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. For a discussion of depletion deductions, see “—Depletion Deductions.”

Geophysical Costs

The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States is deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to seven years in the case of major integrated oil companies.

Operating and Administrative Costs

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Foreign Account Tax Compliance Act (FATCA)

FATCA imposes a U.S. federal withholding tax of 30% on payments of (i) interest, dividends other fixed or determinable annual or periodical gains, profits and income from sources within the United States, which we refer to as FDAP Income, and (ii) gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States which we refer to as Gross Proceeds, to a “foreign financial institution” (as specifically defined for this purpose) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). A U.S. federal withholding tax of 30% generally applies to dividends and the Gross Proceeds of a disposition of our units to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under applicable Treasury Regulations, the withholding provisions described above will generally apply to payments of FDAP Income made on or after July 1, 2014 and to payments of Gross Proceeds on or after January 1, 2017. Holders of our units who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, that are not considered effectively connected with a U.S. trade or business (see “—Tax-Exempt Organizations and Other Investors”) pursuant to the rules described above. You should consult your tax advisors regarding the application of these withholding provisions.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. See “—Partnership Status.” Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted, any such changes could negatively impact the value of an investment in our units.

The Obama Administration’s budget proposal for fiscal year 2016 includes proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) making such companies ineligible for the exception that we rely upon to be taxed as a partnership rather than as a corporation, (ii) the repeal of the percentage depletion allowance for oil and natural gas properties, (iii) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (iv) the elimination of the deduction for certain domestic production activities, and (v) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our common unitholders and negatively impact the value of an investment in our units.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this prospectus or any accompanying prospectus supplement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters or their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers or their affiliates may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

We may offer the common units covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at–the–market offerings will be described in the prospectus supplement relating thereto.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over–allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered hereby is being passed upon for us by Ledgewood, P.C.

EXPERTS

The audited consolidated financial statements of Atlas Resource Partners, L.P. and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties under Contract for Purchase by ARP Rangely Production, LLC from Merit Energy for the year ended December 31, 2013, incorporated by reference in this registration statement, have been audited by KPMG LLP, independent auditors, as indicated in their report with respect thereto.

Certain estimates of our net natural gas and oil reserves and the present value of such reserves incorporated by reference in this registration statement have been derived from engineering reports prepared by Wright and Company, Inc.

Certain estimates of our net natural gas and oil reserves and the present value of such reserves incorporated by reference in this registration statement have been derived from engineering reports prepared by Cawley, Gillespie, and Associates, Inc.

ATLAS RESOURCE PARTNERS, L.P.

8.625% CLASS D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

(Liquidation Preference $25.00 per Unit)

10.75% CLASS E CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

(Liquidation Preference $25.00 per Unit)

Having an Aggregate Offering Price of Up To $100,000,000

PROSPECTUS SUPPLEMENT

November 13, 2015